Exhibit 1.2

Date: May 15, 2025

To: Equity Residential

Two North Riverside Plaza

Chicago, Illinois 60606

From: [Dealer]

[Address]

Attn: [•]

Telephone: [•]

Facsimile: [•]

E-mail: [•]

Re: Master Confirmation for Issuer Share Forward Sale Transactions

Ladies and Gentlemen:

[DEUTSCHE BANK AG, LONDON BRANCH IS NOT REGISTERED AS A BROKER DEALER UNDER THE U.S. SECURITIES EXCHANGE ACT OF 1934. DEUTSCHE BANK SECURITIES INC. (“DBSI”) HAS ACTED SOLELY AS AGENT IN CONNECTION WITH THE TRANSACTION AND HAS NO OBLIGATION, BY WAY OF ISSUANCE, ENDORSEMENT, GUARANTEE OR OTHERWISE WITH RESPECT TO THE PERFORMANCE OF EITHER PARTY UNDER THE TRANSACTION. AS SUCH, ALL DELIVERY OF FUNDS, ASSETS, NOTICES, DEMANDS AND COMMUNICATIONS OF ANY KIND RELATING TO THIS TRANSACTION BETWEEN DEUTSCHE BANK AG, LONDON BRANCH, AND COUNTERPARTY SHALL BE TRANSMITTED EXCLUSIVELY THROUGH DEUTSCHE BANK SECURITIES INC. DEUTSCHE BANK AG, LONDON BRANCH IS NOT A MEMBER OF THE SECURITIES INVESTOR PROTECTION CORPORATION (SIPC).]1

The purpose of this communication (this “Master Confirmation”) is to set forth the terms and conditions of the transactions to be entered into from time to time between [Dealer] (“Dealer”), and Equity Residential, a Maryland real estate investment trust (“Counterparty”), in accordance with the terms of the Distribution Agreement, dated as of May 15, 2025, among JPMorgan Chase Bank, National Association, as forward purchaser, J.P. Morgan Securities LLC, as agent and forward seller, Bank of America, N.A., as forward purchaser, BofA Securities, Inc., as agent and forward seller, The Bank of New York Mellon, as forward purchaser, BNY Mellon Capital Markets, LLC, as agent and forward seller, Morgan Stanley & Co. LLC, as forward purchaser, agent and forward seller, The Bank of Nova Scotia, as forward purchaser, Scotia Capital (USA) Inc., as agent and forward seller, Barclays Bank PLC, as forward purchaser, Barclays Capital Inc., as agent and forward seller, Deutsche Bank AG, London Branch, as forward purchaser, Deutsche Bank Securities Inc., as agent and forward seller, Royal Bank of Canada, as forward purchaser, RBC Capital Markets, LLC, as agent and forward seller, Mizuho Markets Americas LLC, as forward purchaser, Mizuho Securities USA LLC, as agent and forward seller, Bank of Montreal, as forward purchaser, BMO Capital Markets Corp., as agent and forward seller, ERP Operating Limited Partnership (the “Operating Partnership”) and Counterparty (the “Distribution Agreement”) on the Trade Dates specified herein (collectively, the “Transactions” and each, a “Transaction”). This communication constitutes a “Confirmation” as referred to in the Agreement specified below. Each Transaction will be evidenced by a supplemental confirmation (each, a “Supplemental Confirmation”, and each such Supplemental Confirmation, together with this Master Confirmation, a “Confirmation” for purposes of the Agreement specified below) substantially in the form of Exhibit A hereto. [Dealer is not a member of the Securities Investor Protection Corporation. Dealer is authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority.]2

1.
Each Confirmation is subject to, and incorporates, the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). For purposes of the Equity Definitions, each Transaction will be deemed to be a Share Forward Transaction.

Each Confirmation shall supplement, form a part of and be subject to an agreement (the “Agreement”) in the form of the ISDA 2002 Master Agreement (the “ISDA Form”), as published by ISDA, as if Dealer and Counterparty had executed the ISDA Form on the date hereof (but without any Schedule except for (i) the election of

1 Provision for DB

2 Provision for Barclays

New York law (without regard to New York’s choice of laws doctrine other than Title 14 of Article 5 of the New York General Obligations Law (the “General Obligations Law”)) as the governing law and US Dollars (“USD”) as the Termination Currency and (ii) the election that the “Cross Default” provisions of Section 5(a)(vi) shall apply to Dealer and Counterparty with a “Threshold Amount” in respect of Dealer of 3% of the [shareholders’] [members’] equity of Dealer and a “Threshold Amount” in respect of Counterparty of USD 250 million; provided that (x) the words “, or becoming capable at such time of being declared,” shall be deleted from clause (1) thereof, (y) “Specified Indebtedness” has the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of Dealer’s banking business and (z) the following language shall be added to the end of such Section 5(a)(vi): “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (X) the default was caused solely by error or omission of an administrative or operational nature; (Y) funds were available to enable the party to make the payment when due; and (Z) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay;”).

All provisions contained in the Agreement are incorporated into and shall govern each Confirmation except as expressly modified below. Each Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the relevant Transaction and replaces any previous agreement between the parties with respect to the subject matter hereof.

The Transactions hereunder shall be the sole Transactions under the Agreement. If there exists any ISDA Master Agreement between Dealer or any of its Affiliates and Counterparty or any confirmation or other agreement between Dealer or any of its Affiliates and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer or any of its Affiliates and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer or such other Affiliates and Counterparty are parties, the Transactions shall not be considered Transactions under, or otherwise governed by, such existing or deemed ISDA Master Agreement. In the event of any inconsistency among the Agreement, this Master Confirmation, any Supplemental Confirmation and the Equity Definitions, the following will prevail in the order of precedence indicated: (i) such Supplemental Confirmation; (ii) this Master Confirmation; (iii) the Equity Definitions; and (iv) the Agreement.

2.
The terms of the particular Transactions to which this Master Confirmation relates are as follows:

General Terms:

Trade Date:

For each Transaction, as specified in the Supplemental Confirmation for such Transaction, to be, subject to the provisions opposite the caption “Early Valuation” below, the last Trading Day (as defined in the Distribution Agreement) of the Forward Hedge Selling Period (as defined in the Distribution Agreement) for such Transaction.

Effective Date:

For each Transaction, as specified in the Supplemental Confirmation for such Transaction, to be the date that is one Settlement Cycle following the Trade Date for such Transaction, or such later date on which the conditions set forth in Section 3 of this Master Confirmation shall have been satisfied or waived by Dealer.

Buyer:	Dealer
Seller:	Counterparty
Maturity Date:

For each Transaction, as specified in the Supplemental Confirmation for such Transaction, to be the date that follows the Trade Date for such Transaction by the number of days or months set forth in the latest applicable Transaction Acceptance (as defined in the Distribution Agreement) (the “Accepted Transaction Proposal”) for such Transaction (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day).

Shares:	The common shares of beneficial interest, par value USD 0.01 per Share, of Counterparty (Ticker: “EQR”)
Number of Shares:

For each Transaction, initially, as specified in the Supplemental Confirmation for such Transaction, to be the number of Shares equal to the Actual Sold Forward Amount (as defined in the Distribution Agreement) for the Forward Hedge Selling Period for such Transaction, as reduced on each Relevant Settlement Date (as defined under “Settlement Terms” below) by the number of Settlement Shares (as defined below) for such related Valuation Date.

Settlement Currency:	USD
Exchange:	The New York Stock Exchange
Related Exchange:	All Exchanges
Prepayment:	Not Applicable
Variable Obligation:	Not Applicable
Forward Price:

For each Transaction, on the Effective Date for such Transaction, the Initial Forward Price for such Transaction, and on any day thereafter, the product of (x) the Forward Price for such Transaction on the immediately preceding calendar day multiplied by (y) 1 + the Daily Rate * (1/365); provided that the Forward Price for such Transaction on each Forward Price Reduction Date for such Transaction shall be the Forward Price for such Transaction otherwise in effect on such date minus the Forward Price Reduction Amount for such Forward Price Reduction Date.

Notwithstanding the foregoing, to the extent Counterparty delivers Shares in respect of a Transaction on or after a Forward Price Reduction Date applicable to such Transaction and at or before the record date for an ordinary cash dividend with an ex-dividend date corresponding to such Forward Price Reduction Date (and, for the avoidance of doubt, the related dividend will be paid on such Shares), the Calculation Agent shall reverse the reduction to the Forward Price on such Forward Price Reduction Date for purposes of the related Settlement Date.

Initial Forward Price:

For each Transaction, as specified in the Supplemental Confirmation for such Transaction, to be the product of (i) an amount equal to 1 minus the Forward Hedge Selling Commission Rate (as defined in the Distribution Agreement) applicable to such Transaction; and (ii) the Volume-Weighted Hedge Price, subject to adjustment as set forth herein.

Volume-Weighted Hedge Price:

For each Transaction, as specified in the Supplemental Confirmation for such Transaction, to be the volume-weighted average of the Sales Prices (as defined in the Distribution Agreement) per share of Forward Hedge Securities (as defined in the Distribution Agreement) sold on each Trading Day of the Forward Hedge Selling Period for such Transaction; provided that, solely for the purposes of calculating the Initial Forward Price, each such Sales Price (other than, with respect to the application of the Daily Rate, the Sales Price for the last day of the relevant Forward Hedge Selling Period) shall be subject to adjustment by the Calculation Agent (including, for the avoidance of doubt, by application of the Daily Rate and any Forward

Price Reduction Amount), in the same manner as the Forward Price pursuant to the definition thereof during the period from, and including, the date one Settlement Cycle immediately following the first Trading Day of the relevant Forward Hedge Selling Period on which the Forward Hedge Securities related to such Sales Price are sold to, and including, the Effective Date of such Transaction.

Daily Rate:

For any day, the Overnight Bank Rate (or if the Overnight Bank Rate is no longer available, a successor rate selected by the Calculation Agent in its commercially reasonable discretion) minus the Spread.

Spread:	For each Transaction, as specified in the Supplemental Confirmation for such Transaction.
Overnight Bank Rate:

For any day, the rate set forth for such day opposite the caption “Overnight bank funding rate” as displayed on the page “OBFR01 <Index> <GO>” on the BLOOMBERG Professional Service, or any successor page; provided that, if no such rate appears for such day on such page, Overnight Bank Rate for such day shall be such rate for the immediately preceding day for which such a rate appears.

Forward Price Reduction Dates:

For each Transaction, as specified in Schedule I to the Supplemental Confirmation for such Transaction, to be each date set forth under the heading “Forward Price Reduction Date” in the Accepted Transaction Proposal for such Transaction.

Forward Price Reduction Amounts:

For each Forward Price Reduction Date of a Transaction, as specified in Schedule I to the Supplemental Confirmation for such Transaction, to be the Forward Price Reduction Amount set forth opposite such date in the Accepted Transaction Proposal for such Transaction.

Valuation:

Valuation Date:

For any Settlement (as defined below) with respect to any Transaction, if Physical Settlement is applicable, as designated in the relevant Settlement Notice (as defined below); or if Cash Settlement or Net Share Settlement is applicable, the last Unwind Date for such Settlement. Section 6.6 of the Equity Definitions shall not apply to any Valuation Date.

Unwind Dates:

For any Cash Settlement or Net Share Settlement with respect to any Settlement of any Transaction, each day on which Dealer (or its agent or affiliate) purchases Shares in the market in connection with unwinding its commercially reasonable hedge position in a commercially reasonable manner in connection with such Settlement, starting on the First Unwind Date for such Settlement.

First Unwind Date:

For any Cash Settlement or Net Share Settlement with respect to any Settlement of any Transaction, as designated in the relevant Settlement Notice, subject to the timing set out in “Settlement Notice” below.

Unwind Period:

For any Cash Settlement or Net Share Settlement with respect to any Settlement of any Transaction, the period starting on the First Unwind Date for such Settlement and ending on the Valuation Date for such Settlement.

Cash Settlement Valuation Disruption:

If Cash Settlement is applicable with respect to any Transaction and any Unwind Date during the related Unwind Period is a Disrupted Day, the Calculation Agent shall determine (except in the case of a Disrupted Day that occurs as a result of a Regulatory Disruption, which shall always be a Disrupted Day in full) whether (i) such Disrupted Day is a Disrupted Day in full, in which case the 10b-18 VWAP for such Disrupted Day shall not be included in the calculation of the Settlement Price, or (ii) such Disrupted Day is a Disrupted Day only in part, in which case the 10b-18 VWAP for such Disrupted Day shall be determined by the Calculation Agent based on Rule 10b-18 eligible transactions (as defined below) in the Shares on such Disrupted Day, taking into account the nature and duration of the relevant Market Disruption Event, and the weightings of the 10b-18 VWAP and the Forward Prices for each Unwind Date during such Unwind Period shall be adjusted in a commercially reasonable manner by the Calculation Agent for purposes of determining the Settlement Price and the Relevant Forward Price, as applicable, to account for the occurrence of such partially Disrupted Day, with such adjustments based on the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares.

Market Disruption Event:

The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and inserting the words “at any time on any Exchange Business Day during the Unwind Period” after the word “material,” in the third line thereof.

Early Closure:

Section 6.3(d) of the Equity Definitions is hereby amended by replacing the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof with the phrase, “which the Calculation Agent determines is material.”

Settlement Terms:

Settlement:

With respect to any Transaction, any Physical Settlement, Cash Settlement or Net Share Settlement of all or any portion of such Transaction, in each case at the election of the Counterparty as set forth in the applicable Settlement Notice.

Settlement Notice:

For any Transaction, subject to “Early Valuation” below, Counterparty may elect to effect a Settlement of all or any portion of such Transaction by designating one or more Scheduled Trading Days following the Effective Date for such Transaction and on or prior to the Maturity Date for such Transaction to be Valuation Dates (or, with respect to Cash Settlements or Net Share Settlements of such Transaction, First Unwind Dates, each of which First Unwind Dates shall occur no later than the 60th Scheduled Trading Day immediately preceding the Maturity Date for such Transaction) in a written notice to Dealer (a “Settlement Notice”) delivered no later than the Settlement Method Election Time on the applicable Settlement Method Election Date for such Transaction, which notice shall also specify (i) the number of Shares (the “Settlement Shares”) for such Settlement (not to exceed the number of Undesignated Shares for such Transaction as of the date of such Settlement Notice) and (ii) the Settlement Method applicable to such Settlement; provided that (A) Counterparty may not designate a First Unwind Date for a Cash Settlement or a Net Share Settlement of any Transaction if, as of the date of such Settlement Notice, any Shares have been designated as Settlement Shares for a Cash Settlement or a Net Share Settlement

of such Transaction for which the related Relevant Settlement Date has not occurred; and (B) if the number of Undesignated Shares as of the Maturity Date for such Transaction is not zero, then the Maturity Date for such Transaction shall be a Valuation Date for a Physical Settlement of such Transaction and the number of Settlement Shares for such Settlement shall be the number of Undesignated Shares for such Transaction as of the Maturity Date for such Transaction (provided that if such Maturity Date occurs during the period from the time any Settlement Notice is given for a Cash Settlement or Net Share Settlement of such Transaction until the related Relevant Settlement Date, inclusive, then the provisions set forth below opposite “Early Valuation” shall apply to such Transaction as if the Maturity Date for such Transaction were the Early Valuation Date for such Transaction).

Undesignated Shares:

For any Transaction, as of any date, the Number of Shares for such Transaction minus the number of Shares designated as Settlement Shares for Settlements of such Transaction for which the related Relevant Settlement Date has not occurred.

Settlement Method Election:

For any Transaction, applicable; provided that:

(i)
Net Share Settlement shall be deemed to be included as an additional settlement method under Section 7.1 of the Equity Definitions;
(ii)
Counterparty may elect Cash Settlement or Net Share Settlement for any Settlement of any Transaction only if Counterparty represents and warrants to Dealer in the Settlement Notice containing such election that, as of the date of such Settlement Notice: (A) Counterparty is not aware of any material nonpublic information concerning itself or the Shares; (B) Counterparty is electing the settlement method and designating the First Unwind Date specified in such Settlement Notice in good faith and not as part of a plan or scheme to evade compliance with Rule 10b-5 (“Rule 10b-5”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any other provision of the federal securities laws; (C) Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)); (D) Counterparty would be able to purchase a number of Shares equal to the greater of (x) the number of Settlement Shares designated in such Settlement Notice and (y) a number of Shares with a value as of the date of such Settlement Notice equal to the product of (I) such number of Settlement Shares and (II) the applicable Relevant Forward Price for such Cash Settlement or Net Share Settlement in compliance with the laws of Counterparty’s jurisdiction of organization and (E) such election, and settlement in accordance therewith, does not and will not violate or conflict with any law or regulation applicable to Counterparty, or any order or judgment of any court or other agency of government applicable to it or any of its assets, and any governmental consents that are required to have been obtained by Counterparty with respect to such election or settlement have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and
(iii)
Notwithstanding any election to the contrary in any Settlement Notice, Physical Settlement shall be applicable for any Settlement of any Transaction:
(A)
to all of the Settlement Shares designated in such Settlement Notice if, at any time from the date such Settlement Notice is received by Dealer until the related First Unwind Date,

inclusive, the closing price per Share on the Exchange is below the Threshold Price; or
(B)
to all or a portion of the Settlement Shares designated in such Settlement Notice if (I) on any day during the relevant Unwind Period, the closing price per Share on the Exchange is below the Threshold Price or (II) Dealer has not completed its unwind of a commercially reasonable hedge position in compliance with the requirements of the Transaction by the Maturity Date, in which case the provisions set forth below in the fourth paragraph opposite “Early Valuation” shall apply as if such day were the Early Valuation Date for such Transaction and (x) for purposes of clause (i) of such paragraph, such day shall be the last Unwind Date of such Unwind Period and the “Unwound Shares” shall be calculated to, and including, such day and (y) for purposes of clause (ii) of such paragraph, the “Remaining Shares” shall be equal to the number of Settlement Shares designated in such Settlement Notice minus the Unwound Shares determined in accordance with clause (x) of this sentence.

Threshold Price:	For each Transaction, as specified in the Supplemental Confirmation for such Transaction, to be 50% of the Initial Forward Price for such Transaction.
Electing Party:	Counterparty
Settlement Method Election Date:

With respect to any Settlement of any Transaction, the Scheduled Trading Day immediately preceding (x) the Valuation Date for such Transaction, in the case of Physical Settlement, or (y) the First Unwind Date for such Transaction, in the case of Cash Settlement or Net Share Settlement.

Settlement Method Election Time:	12:30 pm NY time
Default Settlement Method:	Physical Settlement
Physical Settlement:

Notwithstanding Section 9.2(a)(i) of the Equity Definitions, on the Settlement Date for any Settlement of any Transaction to which Physical Settlement is applicable, Dealer shall pay to Counterparty an amount equal to the Forward Price for such Transaction on the Relevant Settlement Date multiplied by the number of Settlement Shares for such Settlement, and Counterparty shall deliver to Dealer such Settlement Shares. If, on any such Settlement Date, the Shares to be delivered by Counterparty to Dealer hereunder are not so delivered (the “Deferred Shares”), and a Forward Price Reduction Date with respect to such Transaction occurs during the period from, but excluding, such Settlement Date to, and including, the date such Shares are actually delivered to Dealer, then the portion of the amount payable by Dealer to Counterparty in respect of the Deferred Shares shall be reduced by an amount equal to the Forward Price Reduction Amount for such Forward Price Reduction Date, multiplied by the number of Deferred Shares.

Settlement Date:	For any Settlement of any Transaction to which Physical Settlement is applicable, the Valuation Date for such Settlement.

Net Share Settlement:

On the Net Share Settlement Date for any Settlement of any Transaction to which Net Share Settlement is applicable, if the Net Share Settlement Amount for such Settlement is greater than zero, Counterparty shall deliver a number of Shares equal to such Net Share Settlement Amount (rounded down to the nearest integer) to Dealer, and if such Net Share Settlement Amount is less than zero, Dealer shall deliver a number of Shares equal to the absolute value of such Net Share Settlement Amount (rounded down to the nearest integer) to Counterparty, in either case, in accordance with Section 9.4 of the Equity Definitions, with such Net Share Settlement Date deemed to be a “Settlement Date” for purposes of such Section 9.4, and, in either case, plus cash in lieu of any fractional Shares included in such Net Share Settlement Amount but not delivered due to rounding required hereby, valued at the relevant Settlement Price.

Net Share Settlement Date:	For any Settlement of any Transaction to which Net Share Settlement is applicable, the date that follows the Valuation Date for such Settlement by one Settlement Cycle.
Net Share Settlement Amount:

For any Settlement of any Transaction to which Net Share Settlement is applicable, an amount equal to the Forward Cash Settlement Amount for such Settlement divided by the Settlement Price for such Settlement.

Cash Settlement:

On the Cash Settlement Date for any Settlement of any Transaction to which Cash Settlement is applicable, if the Forward Cash Settlement Amount for such Settlement is greater than zero, Counterparty shall pay such Forward Cash Settlement Amount to Dealer, and if such Forward Cash Settlement Amount is less than zero, Dealer shall pay to Counterparty the absolute value of such Forward Cash Settlement Amount.

Cash Settlement Payment Date:	For any Settlement of any Transaction to which Cash Settlement is applicable, the date that follows the Valuation Date for such Settlement by one Settlement Cycle.
Forward Cash Settlement Amount:

Notwithstanding Section 8.5(c) of the Equity Definitions, the Forward Cash Settlement Amount for any Cash Settlement or Net Share Settlement of any Transaction shall be equal to (i) the number of Settlement Shares for such Settlement multiplied by (ii) an amount equal to (A) the Settlement Price for such Settlement minus (B) the Relevant Forward Price for such Settlement.

Relevant Forward Price:

For any Cash Settlement of any Transaction, subject to “Cash Settlement Valuation Disruption” above, the arithmetic average of the Forward Prices for such Transaction on each Unwind Date relating to such Settlement, minus a commercially reasonable commission related to the Dealer’s purchase of Shares in a commercially reasonable manner in connection with the unwind of its commercially reasonable hedge position, which in no event shall exceed USD 0.02 per Share.

For any Net Share Settlement of any Transaction, the weighted average of the Forward Prices for such Transaction on each Unwind Date relating to such Settlement (weighted based on the number of Shares purchased by Dealer or its agent or affiliate on each such Unwind Date in connection with unwinding its commercially reasonable hedge position in connection with such Settlement, as determined by the Calculation Agent), minus a commercially reasonable commission related to the Dealer’s purchase of Shares in a commercially reasonable manner in connection with the unwind of its commercially reasonable hedge position, which in no event shall exceed USD 0.02 per Share.

Settlement Price:

For any Cash Settlement of any Transaction, subject to “Cash Settlement Valuation Disruption” above, the arithmetic average of the 10b-18 VWAP on each Unwind Date relating to such Settlement.

For any Net Share Settlement of any Transaction, the weighted average price of the purchases of Shares made by Dealer (or its agent or affiliate) during the Unwind Period for such Settlement (with such purchases to be made in a commercially reasonable manner at prevailing market prices) in connection with unwinding its commercially reasonable hedge position relating to such Settlement (weighted based on the number of Shares purchased by Dealer or its agent or affiliate on each Unwind Date in connection with unwinding its commercially reasonable hedge position in connection with such Settlement, as determined by the Calculation Agent).

10b-18 VWAP:

For any Exchange Business Day, as determined by the Calculation Agent based on the 10b-18 Volume Weighted Average Price per Share as reported in the composite transactions for United States exchanges and quotation systems for the regular trading session (including any extensions thereof) of the Exchange on such Exchange Business Day (without regard to pre-open or after hours trading outside of such regular trading session for such Exchange Business Day), as published by Bloomberg at 4:15 p.m. New York time (or 15 minutes following the end of any extension of the regular trading session) on such Exchange Business Day, on Bloomberg page “EQR <Equity> AQR SEC” (or any successor thereto), or if such price is not so reported on such Exchange Business Day for any reason or is, in the Calculation Agent’s reasonable determination, erroneous, such 10b-18 VWAP shall be as reasonably determined by the Calculation Agent. For purposes of calculating the 10b-18 VWAP for such Exchange Business Day, the Calculation Agent will include only those trades that are reported during the period of time during which Counterparty could purchase its own shares under Rule 10b-18(b)(2) and are effected pursuant to the conditions of Rule 10b-18(b)(3), each under the Exchange Act (such trades, “Rule 10b-18 eligible transactions”).

Unwind Activities:

The times and prices at which Dealer (or its agent or affiliate) purchases any Shares during any Unwind Period in connection with unwinding its commercially reasonable hedge position in respect of each Transaction shall be determined by Dealer in a commercially reasonable manner. Without limiting the generality of the foregoing, in the event that Dealer concludes, in its reasonable discretion based on advice of counsel, that it is appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer but so long as such policies or procedures are related to legal, regulatory or self-regulatory issues and are generally applicable in similar situations and applied to similar transactions in a non-discriminatory manner) (a “Regulatory Disruption”) for it to refrain from or limit purchasing Shares in connection with unwinding its commercially reasonable hedge position in respect of such Transaction on any Scheduled Trading Day that would have been an Unwind Date but for the occurrence of a Regulatory Disruption, Dealer shall notify Counterparty in writing that a Regulatory Disruption has occurred on such Scheduled Trading Day with respect to such Transaction, in which case Dealer shall, to the extent practicable, in its good faith discretion, specify the nature of such Regulatory Disruption. In such an instance, the Regulatory Disruption shall be deemed to be a Market Disruption Event and, for the avoidance of doubt, such Scheduled Trading Day shall be a Disrupted Day in full. Dealer may exercise its right in respect of any Regulatory Disruption only in good faith in relation to events or circumstances that are not the result of actions of it or any of its Affiliates that are taken with the intent to avoid its obligations under the Transactions.

Relevant Settlement Date:	For any Settlement of any Transaction, the Settlement Date, Cash Settlement Payment Date or Net Share Settlement Date for such Settlement, as the case may be.
Other Applicable Provisions:

To the extent Dealer is obligated to deliver Shares under any Transaction, the provisions of Sections 9.2 (last sentence only), 9.8, 9.9, 9.10, 9.11 and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to such Transaction; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws that exist as a result of the fact that Counterparty is the issuer of the Shares.

Share Adjustments:

Potential Adjustment Events:

Neither any Extraordinary Dividend nor any cash dividend or distribution on the Shares shall constitute a Potential Adjustment Event. For the avoidance of doubt, a cash dividend on the Shares that differs from expected dividends as of the first Trading Day of the Forward Hedge Selling Period for such Transaction shall not be a Potential Adjustment Event under Section 11.2(e)(vii) of the Equity Definitions with respect to such Transaction.

Extraordinary Dividend:

For any Transaction, any dividend or distribution on the Shares with an ex-dividend date occurring on any day following the first Trading Day of the Forward Hedge Selling Period for such Transaction (other than (i) any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) of the Equity Definitions or (ii) a regular, quarterly cash dividend in an amount equal to or less than the Regular Dividend Amount for such calendar quarter for such Transaction that has an ex-dividend date no earlier than the Forward Price Reduction Date occurring in the relevant calendar quarter for such Transaction).

Regular Dividend Amount:

For each Transaction and for each calendar quarter from and including the calendar quarter in which the first Trading Day of the Forward Hedge Selling Period for such Transaction occurs to and including the calendar quarter in which the Maturity Date occurs, the amount set forth under the heading “Regular Dividend Amounts” in the Accepted Transaction Proposal for such Transaction and for such calendar quarter (or, if no such amount is specified, zero), as specified in Schedule I to the Supplemental Confirmation for such Transaction. For the avoidance of doubt, Counterparty may not specify a Regular Dividend Amount in an Accepted Transaction Proposal for a particular calendar quarter that exceeds the Forward Price Reduction Amount for the Forward Price Reduction Date that occurs in such calendar quarter (or, if none, that exceeds zero).

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Events:

Extraordinary Events:

The consequences that would otherwise apply under Article 12 of the Equity Definitions (as modified herein) to any applicable Extraordinary Event (excluding any Failure to Deliver, Increased Cost of Hedging, Loss of Stock Borrow or any

Extraordinary Event that also constitutes a Bankruptcy Termination Event, but including, for the avoidance of doubt, any other applicable Additional Disruption Event) shall not apply.
Tender Offer:	Applicable; provided that Section 12.1(d) of the Equity Definitions shall be amended by replacing the reference therein to “10%” with a reference to “20%”.
Delisting:

In addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:

Applicable; provided that (A) any determination as to whether (i) the adoption of or any change in any applicable law or regulation (including, without limitation, any tax law) or (ii) the promulgation of or any change in or announcement or statement of the formal or informal interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, (B) Section 12.9(a)(ii) of the Equity Definitions is hereby amended (i) by adding the words “including, for the avoidance of doubt and without limitation, adoption or promulgation of new regulations authorized or mandated by existing statute” after the word “regulation” in the second line thereof and (ii) by replacing the words “the interpretation” with the words “or announcement or statement of any formal or informal interpretation” in the third line thereof and (C) the words “, unless the illegality is due to an act or omission of the party seeking to elect termination of the Transaction with the intent to avoid its obligations under the terms of the Transaction” are added immediately following the word “Transaction” in the fifth line thereof; and provided further that Section 12.9(a)(ii) of the Equity Definitions is hereby amended (i) by adding the phrase “and/or Hedge Position” after the word “Shares” in clause (X) thereof and (ii) by immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”.

Failure to Deliver:	Applicable with respect to a Transaction if Dealer is required to deliver Shares under such Transaction; otherwise, Not Applicable.

Hedging Disruption:	Applicable; provided that any such inability that occurs solely due to the deterioration of the creditworthiness of the Hedging Party shall not constitute a Hedging Disruption.
Increased Cost of Hedging:

Applicable; provided that Section 12.9(b)(vi) of the Equity Definitions shall be amended by (i) adding “or” before clause (B) of the second sentence thereof, (ii) deleting clause (C) of the second sentence thereof and (iii) deleting the third and fourth sentences thereof.

Increased Cost of Stock Borrow:	Not applicable.
Initial Stock Loan Rate:	For each Transaction, as specified in the Supplemental Confirmation for such Transaction.
Loss of Stock Borrow:

Applicable; provided that any such inability that occurs solely due to the deterioration of the creditworthiness of the Hedging Party shall not constitute a Loss of Stock Borrow and provided further that Section 12.9(b)(iv) of the Equity Definitions shall be amended by (i) deleting clause (A) of the first sentence thereof in its entirety and (ii) replacing the words “neither the Non-Hedging Party nor the Lending Party lends” with “the Lending Party does not lend” in the second sentence thereof. The Lending Party may not be Counterparty or an affiliate of Counterparty.

Maximum Stock Loan Rate:	For each Transaction, as specified in the Supplemental Confirmation for such Transaction.
Hedging Party:	For all applicable Additional Disruption Events, Dealer.
Determining Party:

For all applicable Extraordinary Events, Dealer; provided that, the Determining Party shall make determinations and calculations in good faith and in a commercially reasonable manner, and any such determinations and calculations shall be subject to the provisions specified in “Calculation Agent” below.

Additional Adjustment:

If with respect to any Transaction, in Dealer’s good faith, commercially reasonable judgment, the stock loan fee to Dealer (or an affiliate of Dealer), excluding the federal funds or other interest rate component payable by the relevant stock lender to Dealer or such affiliate (the “Stock Loan Fee”), over any 10 consecutive Scheduled Trading Day period, of borrowing a number of Shares equal to the Number of Shares to hedge its exposure to such Transaction exceeds a weighted average rate equal to the Initial Stock Loan Rate for such Transaction, the Calculation Agent shall reduce the Forward Price for such Transaction in order to compensate Dealer for the amount by which such Stock Loan Fee exceeded a weighted average rate equal to such Initial Stock Loan Rate during such period. The Calculation Agent shall notify Counterparty prior to making any such adjustment to such Forward Price.

Early Valuation:

Early Valuation:

For any Transaction, notwithstanding anything to the contrary herein, in the Agreement, in any Supplemental Confirmation or in the Equity Definitions, at any time (x) following the occurrence of (1) a Hedging Event, and during the continuance of such Hedging Event, with respect to such Transaction, (2) the declaration by Counterparty of an Extraordinary Dividend, or (3) an ISDA Event (and, in the case of an ISDA Event under clause (i) thereof, during the continuance of such ISDA Event) with respect to such Transaction or (y) if an Excess Section 13 Ownership Position, an Excess NYSE Ownership Position or an Excess Regulatory Ownership Position exists (any such event, an “Early Valuation Event”), Dealer (or, in the case of such an ISDA Event that is an Event of Default or Termination Event, the party entitled to designate an Early Termination Date in respect of such event pursuant to Section 6 of the Agreement) shall have the right to designate any Scheduled Trading Day to be the “Early Valuation Date” for such Transaction (or, if Early Valuation with respect to only a portion of such Transaction would result in such Early Valuation Event ceasing to be continuing, such portion of such Transaction) (all or such portion of such Transaction, as applicable, the “Affected Portion”), in which case the provisions set forth in this “Early Valuation” section shall apply to such Affected Portion, which right shall be, other than in the case of an Event of Default under Section 5(a)(vii) of the Agreement with respect to which Dealer is the sole Defaulting Party, in lieu of those specified in Section 6 of the Agreement. For the avoidance of doubt, any amount calculated pursuant to this “Early Valuation” section as a result of an Extraordinary Dividend shall not be adjusted by the value associated with such Extraordinary Dividend.

Dealer represents and warrants to and agrees with Counterparty that (i) based upon advice of counsel, Dealer (A) does not know of the existence on the first Trading Day of the relevant Forward Hedge Selling Period of an Excess Section 13 Ownership Position, an Excess NYSE Ownership Position or an Excess Regulatory Ownership Position and (B) based on reasonable internal inquiry in the ordinary course of Dealer’s business does not know on the first Trading Day of the relevant Forward Hedge Selling Period of any event or circumstance that will cause the occurrence of an Excess Section 13 Ownership Position, an Excess NYSE Ownership Position or an Excess Regulatory Ownership Position on any day during the term of such Transaction; and (ii) Dealer will not knowingly cause the occurrence of an Excess Section 13 Ownership Position, an Excess NYSE Ownership Position or an Excess Regulatory Ownership Position on any day during the term of any Transaction for the purpose, in whole or in part, of causing the occurrence of an Early Valuation Date.

If an Early Valuation Date for an Affected Portion occurs on a date that is not during an Unwind Period for such Transaction, then such Early Valuation Date shall be a Valuation Date for a Physical Settlement of such Affected Portion, and the number of Settlement Shares for such Settlement shall be the portion of the Number of Shares on such Early Valuation Date that corresponds to such Affected Portion; provided that, other than in the case of an Event of Default under Section 5(a) of the

Agreement with respect to which Dealer is the sole Defaulting Party in which case Counterparty may elect Cash Settlement or Net Share Settlement in respect of such Affected Portion without Dealer’s consent, Dealer may in its sole discretion permit Counterparty’s election of Cash Settlement or Net Share Settlement in respect of such Affected Portion. Notwithstanding anything to the contrary in this Master Confirmation, any Supplemental Confirmation, the Agreement or the Equity Definitions, if Dealer designates an Early Valuation Date with respect to the Affected Portion (1) following the occurrence of an ISDA Event and such Early Valuation Date is to occur before the date that is one Settlement Cycle after the last day of the Forward Hedge Selling Period for such Transaction or (2) prior to the Counterparty’s execution of the Supplemental Confirmation relating to such Transaction, then, for purposes of such Early Valuation Date, (i) a Supplemental Confirmation relating to such Transaction reasonably completed by Dealer shall, notwithstanding the provisions under Section 3 below, be deemed to be effective; and (ii) in the case of (1), the Forward Price shall be deemed to be the Initial Forward Price (calculated assuming that the last Trading Day of such Forward Hedge Selling Period were the day immediately following the date Dealer so notifies Counterparty of such designation of an Early Valuation Date for purposes of such Early Valuation Date).

If an Early Valuation Date for the Affected Portion occurs during an Unwind Period for such Transaction, then (i)(A) the last Unwind Date of such Unwind Period shall be deemed to be such Early Valuation Date, (B) a Settlement shall occur in respect of such Unwind Period, and the Settlement Method elected by Counterparty in respect of such Settlement shall apply, and (C) the number of Settlement Shares for such Settlement shall be the number of Unwound Shares for such Unwind Period on such Early Valuation Date and (ii)(A) such Early Valuation Date shall be a Valuation Date for an additional Physical Settlement of such Transaction (provided that Dealer may in its sole discretion elect that the Settlement Method elected by Counterparty for the Settlement described in clause (i) of this sentence shall apply) and (B) the number of Settlement Shares for such additional Settlement shall be the portion of the Remaining Shares that corresponds to such Affected Portion.

Notwithstanding the foregoing, in the case of a Nationalization or Merger Event, if at the time of the related Relevant Settlement Date the Shares have changed into cash or any other property or the right to receive cash or any other property, the Calculation Agent shall adjust the nature of the Shares as it determines appropriate to account for such change such that the nature of the Shares is consistent with what shareholders of the Shares receive in such event.

ISDA Event:

(i) Any Event of Default or Termination Event, other than an Event of Default or Termination Event that also constitutes a Bankruptcy Termination Event, that gives rise to the right of either party to designate an Early Termination Date pursuant to Section 6 of the Agreement or (ii) the announcement of any event or transaction on or after the first Trading Day of the

Forward Hedge Selling Period for such Transaction that, if consummated, would result in a Merger Event, Tender Offer, Nationalization, Delisting or Change in Law, in each case, as determined by the Calculation Agent.

Amendment to Merger Event:

Section 12.1(b) of the Equity Definitions is hereby amended by deleting the remainder of such Section beginning with the words “in each case if the Merger Date is on or before” in the fourth to last line thereof.

Hedging Event:

In respect of any Transaction, the occurrence or existence of any of the following events on or following the first Trading Day of the Forward Hedge Selling Period: (i) (x) a Loss of Stock Borrow in connection with which Counterparty does not refer the Hedging Party to a satisfactory Lending Party that lends Shares in the amount of the Hedging Shares within the required time period as provided in Section 12.9(b)(iv) of the Equity Definitions or (y) a Hedging Disruption, (ii) an Increased Cost of Hedging in connection with which Counterparty does not elect, and so notify the Hedging Party of its election within the required time period to either amend such Transaction pursuant to Section 12.9(b)(vi)(A) of the Equity Definitions or pay an amount determined by the Calculation Agent that corresponds to the relevant Price Adjustment pursuant to Section 12.9(b)(vi)(B) of the Equity Definitions, or (iii) a Market Disruption Event during an Unwind Period for such Transaction and the continuance of such Market Disruption Event for at least eight Scheduled Trading Days. In respect of any Transaction, if a Hedging Event occurs or exists with respect to such Transaction on or after the first Trading Day of the Forward Hedge Selling Period (as each such term is defined in the Distribution Agreement) for such Transaction and prior to the Trade Date for such Transaction, the Calculation Agent may reduce the Initial Forward Price to account for the economic effect of such Hedging Event and any commercially reasonable costs or expenses reasonably incurred by Dealer in relation to establishing, maintaining, or unwinding its commercially reasonable hedge position as a result of such Hedging Event.

Remaining Shares:

For any Transaction, on any day, the Number of Shares for such Transaction as of such day (or, if such day occurs during an Unwind Period for such Transaction, the Number of Shares for such Transaction as of such day minus the Unwound Shares for such Transaction for such Unwind Period on such day).

Unwound Shares:

For any Transaction, for any Unwind Period in respect of such Transaction on any day, the aggregate number of Shares with respect to which Dealer has unwound its commercially reasonable hedge position in respect of such Transaction in connection with the related Settlement as of such day.

Acknowledgements:

Non-Reliance:	Applicable

Agreements and Acknowledgements Regarding Hedging Activities:	Applicable
Additional Acknowledgements:	Applicable
Transfer:

Notwithstanding anything to the contrary in the Agreement, Dealer may assign, transfer and set over all rights, title and interest, powers, privileges and remedies and obligations of Dealer under all Transactions to an Affiliate of Dealer (a “Transferee”) without the consent of Counterparty, so long as (a)(i) the senior unsecured debt rating or long term issuer credit rating (as applicable, the “Credit Rating”) of such Transferee is equal to or greater than the Credit Rating of Dealer, as specified by each of S&P Global Ratings and Moody’s Investors Service, Inc., at the time of such assignment or transfer or (ii) the obligations of such Transferee are fully, unconditionally and irrevocably guaranteed by Dealer or, if Dealer’s ultimate parent entity satisfies the Credit Rating requirements that would otherwise apply to a Transferee, by Dealer’s ultimate parent entity; (b) Counterparty will not be required to pay (including a payment in kind) to such assignee or transferee an amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) of the Agreement greater than the amount in respect of which Counterparty would have been required to pay (including a payment in kind) Dealer in the absence of such assignment or transfer; (c) Counterparty will not receive a payment (including a payment in kind) from which an amount has been withheld or deducted on account of a Tax under Section 2(d)(i) of the Agreement in excess of that which Dealer would have been required to so withhold or deduct in the absence of such assignment or transfer; (d) no Early Valuation Event or other event or circumstance giving rise to a right or responsibility to terminate or cancel such Transaction or to make an adjustment to the terms of the Transaction will occur as a result of such assignment or transfer; (e) such transfer does not materially and adversely affect the availability of the relief provided in the Interpretive Letter or the application thereof to such Transaction in the manner contemplated by Counterparty on the Trade Date; and (f) Counterparty will not, as a result of such transfer, be subject to any material costs or burdens (including, without limitation, any accounting, regulatory or other compliance costs or burdens) greater than those that would have been imposed on Counterparty in the absence of such transfer. Dealer agrees to give reasonable prior notice to Counterparty of any transfer or assignment without Counterparty’s consent pursuant to this paragraph. Notwithstanding any such notice, no assignment or transfer by Dealer pursuant to this subparagraph shall take effect unless and until all conditions to such transfer or assignment are satisfied.

Calculation Agent:	Dealer; provided that, following the occurrence and during the continuation of an Event of Default pursuant to Section 5(a)(vii) of the Agreement with respect to which Dealer is the sole Defaulting Party, Counterparty shall have the right to select a leading dealer in the market for U.S. corporate equity derivatives to replace Dealer as Calculation Agent, and the parties shall work in good faith to execute any appropriate documentation required by such replacement Calculation Agent. Following any determination or calculation by the Calculation Agent hereunder, upon a written request by Counterparty, the Calculation Agent will, within 3 Exchange Business Days following such request, provide to Counterparty by e-mail to the e-mail address provided by Counterparty in such written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination or calculation, as the case may be; provided that Dealer shall not be required to disclose any proprietary or confidential models of Dealer or any information that is proprietary or subject to contractual, legal or regulatory obligations to not disclose such information.

Counterparty Payment/Delivery Instructions:	To be provided by Counterparty.
Dealer Payment/Delivery Instructions:	To be provided by Dealer
Counterparty’s Contact Details for Purpose of Giving Notice:	To be provided by Counterparty.
Dealer’s Contact Details for Purpose of Giving Notice:	[•] Attn: [•] Telephone: [•] Email: [•]
Offices:	[The Office of Dealer for each Transaction is: [New York][3] [Toronto][4] [Inapplicable, Dealer is not a Multibranch Party][5] [London][6]

3.
Effectiveness.

Each Transaction shall be effective if and only if Shares are sold on or after the first day of the applicable Forward Hedge Selling Period (as defined in the Distribution Agreement) and on or prior to the last day of the applicable Forward Hedge Selling Period through Dealer’s Forward Seller (as defined in the Distribution Agreement) pursuant to a “Forward” under the Distribution Agreement. If the Distribution Agreement is terminated prior to any such sale of Shares thereunder, the parties shall have no further obligations in connection with the relevant Transaction, other than in respect of breaches of representations or covenants on or prior to such date.

Notwithstanding the foregoing or any other provision of this Master Confirmation or any Supplemental Confirmation, if in respect of any Transaction (x) on or prior to 9:00 a.m., New York City time, on any “Forward Hedge Settlement

3 Provision for JPM, BAML, BNY, Morgan Stanley and Mizuho

4 Provision for Scotia, BMO and RBC

5 Provision for Barclays

6 Provision for DB

Date” (as defined in the Distribution Agreement), in connection with Dealer establishing Dealer’s commercially reasonable hedge position in respect of such Transaction, in the Dealer’s commercially reasonable judgment, Dealer is unable, after using commercially reasonable efforts, to borrow and deliver for sale the full number of Shares to be borrowed and sold pursuant to the Distribution Agreement on such Forward Hedge Settlement Date or (y) in the Dealer’s commercially reasonable judgment, Dealer would incur a stock loan cost of more than a rate equal to the Maximum Stock Loan Rate for such Transaction with respect to all or any portion of such full number of Shares, and, in each case, Counterparty is unable to refer Dealer to a Lending Party from which Dealer can borrow the full number of Shares (or such lesser portion that Dealer was unable to borrow) at a rate equal to or less than the Maximum Stock Loan Rate for such Transaction, then the effectiveness of the related Supplemental Confirmation and such Transaction shall be limited to the number of Shares Dealer is so able to borrow in connection with establishing its commercially reasonable hedge position of such Transaction at a cost of not more than a rate equal to the Maximum Stock Loan Rate for such Transaction, which, for the avoidance of doubt, may be zero.

4.
Additional Mutual Representations and Warranties. In addition to the representations and warranties in the Agreement, each party represents and warrants to the other party that, as of the Trade Date of each Transaction, it is an “eligible contract participant”, as defined in the U.S. Commodity Exchange Act (as amended), and an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act of 1933 (as amended) (the “Securities Act”), and is entering into each Transaction hereunder as principal and not for the benefit of any third party.
5.
Additional Representations and Warranties of Counterparty and the Operating Partnership. The representations and warranties of Counterparty and the Operating Partnership set forth in Section 3 of the Distribution Agreement are true and correct as of the date hereof, each Placement Date, each Trade Date for any Transaction and each “Forward Hedge Settlement Date” (as defined in the Distribution Agreement) and are hereby deemed to be repeated to Dealer as if set forth herein. In addition to the representations and warranties in Section 3 of the Distribution Agreement, the Agreement and those contained elsewhere herein, Counterparty represents and warrants to Dealer, and agrees with Dealer, that:
(a)
without limiting the generality of Section 13.1 of the Equity Definitions, it acknowledges that Dealer is not making any representations or warranties with respect to the treatment of any Transaction, including without limitation ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, FASB Statements 128, 133, as amended, 149 or 150, EITF 00-19, 01-6, 03-6 or 07-5, ASC Topic 480, Distinguishing Liabilities from Equity, ASC 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity (or any successor issue statements) or under the Financial Accounting Standards Board’s Liabilities & Equity Project;
(b)
Counterparty shall not take any action to reduce or decrease the number of authorized and unissued Shares below the sum of (i) the aggregate Number of Shares across all Transactions hereunder plus (ii) the total number of Shares issuable upon settlement (whether by net share settlement or otherwise) of any other transaction or agreement to which it is a party;
(c)
Counterparty will not repurchase any Shares if, immediately following such repurchase, the aggregate Number of Shares across all Transactions hereunder would be equal to or greater than 4.5% of the number of then-outstanding Shares and it will notify Dealer promptly upon the consummation of any repurchase of Shares in an amount that, taken together with the amount of all repurchases since the date of the last such notice exceeds 0.5% of the number of then-outstanding Shares (or, in the case of the first such notice would result in the aggregate Number of Shares across all Transactions hereunder being equal to or greater than 3.5% of the number of then-outstanding Shares); and Counterparty shall promptly notify Dealer of any public announcement by Counterparty of a share repurchase program that, if consummated, would result in the aggregate Number of Shares across all Transactions hereunder being equal to or greater than 3.5% of the number of assumed outstanding Shares, which assumed number shall be calculated by reducing the then-outstanding Shares by a number of Shares equal to the amount of the announced share repurchase program divided by the closing price of the Shares on the day of such announcement (or, if Counterparty has previously provided a notice pursuant to this clause (c), the aggregate Number of Shares across all Transactions hereunder exceeds 4.0% of such assumed outstanding Shares);
(d)
it is not entering into this Master Confirmation or any Supplemental Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares), or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) for the purpose of inducing the purchase or sale of the Shares (or any security convertible into or exchangeable for Shares) by others in each case in violation of the Exchange Act, including the rules and regulations promulgated thereunder;
(e)
it is not aware of any material non-public information regarding itself or the Shares; it is entering into this Master Confirmation and each Supplemental Confirmation and will provide any Settlement Notice in good faith and not as part of a plan or scheme to evade compliance with Rule 10b-5 or any other provision of the federal securities laws; it has not entered into or altered any hedging transaction relating to the Shares corresponding to or offsetting any Transaction; and it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Master Confirmation and each Supplemental Confirmation under Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”);
(f)
as of the date hereof and the Trade Date for each Transaction no state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares; provided that Counterparty makes no such representation or warranty regarding any such requirement that is applicable generally to the ownership of equity securities by Dealer;
(g)
as of the date hereof and the Trade Date for each Transaction, it is not and will not be “insolvent” (as such term is defined under Section 101(32) of the Bankruptcy Code);
(h)
it is not as of the date hereof, and on the Trade Date for each Transaction and after giving effect to the transactions contemplated hereby and by each Supplemental Confirmation will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended;
(i)
as of the date hereof and the Trade Date for each Transaction, it: (i) is an “institutional account” as defined in FINRA Rule 4512(c); (ii) is capable of evaluating investment risks independently, both in general and with regard to each Transaction; and (iii) will exercise independent judgment in evaluating any recommendations of Dealer or its associated persons;
(j)
Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; and (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing;
(k)
it is in compliance with its reporting obligations under the Exchange Act and its most recent Annual Report on Form 10-K, together with all reports subsequently filed by it pursuant to the Exchange Act, taken together and in each case as amended and supplemented to the date of this representation, do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;
(l)
it understands, agrees and acknowledges that no obligation of Dealer to it hereunder shall be entitled to the benefit of deposit insurance and that such obligation shall not be guaranteed by any affiliate of Dealer or any governmental agency;
(m)
Counterparty has total assets of at least USD 50,000,000 as of the date hereof;
(n)
the person(s) executing this Master Confirmation on behalf of Counterparty are duly authorized to act on behalf of Counterparty in connection with the entry of this Transaction; and
(o)
IT UNDERSTANDS AS OF THE DATE HEREOF AND AS OF THE TRADE DATE FOR EACH TRANSACTION THAT EACH TRANSACTION IS SUBJECT TO COMPLEX RISKS WHICH MAY ARISE WITHOUT WARNING AND MAY AT TIMES BE VOLATILE AND THAT LOSSES MAY OCCUR QUICKLY AND IN UNANTICIPATED MAGNITUDE AND IS

WILLING TO ACCEPT SUCH TERMS AND CONDITIONS AND ASSUME (FINANCIALLY AND OTHERWISE) SUCH RISKS.
6.
Additional Covenants of Counterparty.
(a)
Counterparty acknowledges and agrees that any Shares delivered by Counterparty to Dealer on any Settlement Date or Net Share Settlement Date for any Transaction will be (i) newly issued, (ii) approved for listing or quotation on the Exchange, subject to official notice of issuance, and (iii) registered under the Exchange Act, and, subject to Section 12, when delivered by Dealer (or an affiliate of Dealer) to securities lenders from whom Dealer (or an affiliate of Dealer) borrowed Shares in connection with hedging its exposure to such Transaction, will be freely saleable without further registration or other restrictions under the Securities Act in the hands of those securities lenders, irrespective of whether any such stock loan is effected by Dealer or an affiliate of Dealer. Accordingly, subject to Section 12, Counterparty agrees that any Shares so delivered will not bear a restrictive legend and will be deposited in, and the delivery thereof shall be effected through the facilities of, the Clearance System. In addition, Counterparty represents and agrees that any such Shares shall be, upon such delivery, duly and validly authorized, issued and outstanding, fully paid and nonassessable, free of any lien, charge, claim or other encumbrance.
(b)
Counterparty agrees that Counterparty shall not enter into or alter any hedging transaction relating to the Shares corresponding to or offsetting any Transaction. Without limiting the generality of the provisions set forth opposite the caption “Unwind Activities” in Section 2 of this Master Confirmation, Counterparty acknowledges that it has no right to, and agrees that it will not seek to, control or influence Dealer’s decision to make any “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) under the Exchange Act or in connection with any Transaction, including, without limitation, Dealer’s decision to enter into any hedging transactions.
(c)
Counterparty acknowledges and agrees that any amendment, modification or waiver of this Master Confirmation or any Supplemental Confirmation must be effected in accordance with the requirements for the amendment of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification or waiver shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification or waiver shall be made at any time at which Counterparty is aware of any material non-public information regarding Counterparty or the Shares.
(d)
Counterparty shall promptly provide notice thereof to Dealer (i) upon the occurrence of any event that constitutes an Event of Default in respect of which Counterparty is a Defaulting Party and (ii) upon announcement by Counterparty (or by any other person, to the extent Counterparty has knowledge of such announcement) of any event that, if consummated, would constitute an Extraordinary Event or Potential Adjustment Event.
(e)
Neither Counterparty nor any of its “affiliated purchasers” (as defined by Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall take any action that would cause any purchases of Shares by Dealer or any of its Affiliates in connection with any Cash Settlement or Net Share Settlement of any Transaction not to meet the requirements of the safe harbor provided by Rule 10b-18 if such purchases were made by Counterparty. Without limiting the generality of the foregoing, during any Unwind Period for any Transaction, except with the prior written consent of Dealer or with respect to an Other Dealer Forward Transaction (as defined below) or to the extent any direct or indirect purchase would not constitute a Rule 10b-18 purchase covered by Rule 10b-18 if made by Counterparty, Counterparty will not, and will cause its affiliated purchasers (as defined in Rule 10b-18) not to, directly or indirectly (including, without limitation, by means of a derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or announce or commence any tender offer relating to, any Shares (or equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable for the Shares; provided, that (a) this Section 6(e) shall not limit Counterparty’s ability (or the ability of any “affiliate” or “affiliated purchaser” of Counterparty), (i) pursuant to its employee incentive plans, to re-acquire Shares in connection with the related equity transactions; (ii) to withhold shares to cover exercise price and/or tax liabilities associated with such equity transactions; or (iii) to grant stock and options to “affiliated purchasers” (as defined in Rule 10b−18)

or the ability of such affiliated purchasers to acquire such stock or options, in connection with Counterparty’s compensatory plans for trustees, officers and employees or any agreements with respect to the compensation of directors, officers or employees of any entities that are acquisition targets of Issuer, so long as, in the case of clause (i), (ii) or (iii) of this sentence, any such re-acquisition, withholding, grant, acquisition or other purchase does not constitute a “Rule 10b−18 purchase” (as defined in Rule 10b−18) and (b) Counterparty or such “affiliate” or “affiliated purchaser” may purchase Shares in (x) unsolicited transactions or (y) privately negotiated (off−market) transactions that are not “Rule 10b−18 purchases” (as defined in Rule 10b−18), in each case without Dealer’s consent so long as such unsolicited transactions or privately negotiated transactions do not result in any market transactions.
(f)
Counterparty will not be subject to any “restricted period” (as such term is defined in Regulation M promulgated under the Exchange Act (“Regulation M”)) in respect of Shares or any security with respect to which the Shares are a “reference security” (as such term is defined in Regulation M) during any Unwind Period for any Transaction.
(g)
Counterparty shall: (i) not, during any Unwind Period, make, and will use its commercially reasonable efforts to not permit to be made to the extent within its control, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction unless such public announcement is made prior to the opening or after the close of the regular trading session on the Exchange; (ii) promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify Dealer following any such announcement that such announcement has been made; and (iii) promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Dealer with written notice specifying (A) Counterparty’s average daily Rule 10b-18 purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the announcement date for the Merger Transaction that were not effected through Dealer or its affiliates and (B) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding such announcement date. Such written notice shall be deemed to be a certification by Counterparty to Dealer that such information is true and correct. In addition, Counterparty shall promptly notify Dealer of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. Counterparty acknowledges that any such notice may result in a Regulatory Disruption, or, if such notice relates to an event that is also an ISDA Event, an Early Valuation, or may affect the length of any ongoing Unwind Period. Accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 6(c) above. “Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act, other than any such transaction in which the consideration consists solely of cash and there is no valuation period. For the avoidance of doubt, a Merger Transaction or the announcement thereof shall not give either party the right to designate an Early Valuation Date for any Transaction and/or to accelerate or preclude an election by Counterparty of Physical Settlement for any Settlement of any Transaction, unless such Merger Transaction or the announcement thereof is also an ISDA Event.
(h)
Counterparty will promptly execute each properly completed Supplemental Confirmation delivered to Counterparty by Dealer.
(i)
Counterparty represents to Dealer that Dealer, solely in its capacity as “Forward Purchaser” (as defined in the Distribution Agreement) or it or any of its affiliates in its capacity as “Forward Seller” (as defined in the Distribution Agreement) and solely with respect to its entering into and consummating the transactions contemplated by this Master Confirmation and the Distribution Agreement (including any “Forward Contract” thereunder) either (x) will not collectively with the other Forward Purchasers or Forward Sellers under the Distribution Agreement be a “Person” (as defined in Counterparty’s Articles of Restatement of Declaration of Trust, dated December 9, 2004 (the “Charter”)) by virtue of being a member of a “group” (as referenced in the definition of Person in the Charter) with such Forward Purchasers or Forward Sellers or both; or (y) may, to the extent necessary to consummate the transactions contemplated by this Master Confirmation and the Distribution Agreement (including any “Forward Contract” thereunder), “Beneficially Own” and “Constructively Own” Shares in excess of the “Ownership Limit” (as defined in the Charter) by virtue of entering into transactions described in Section 7.2(g)(4) of the Charter.

(j)
Counterparty represents to Dealer, in respect of any Transaction, that a number of Shares at least equal to the Capped Number (as defined below) will be reserved for issuance by the Counterparty’s board of trustees.
7.
Termination on Bankruptcy. The parties hereto agree that, notwithstanding anything to the contrary in the Agreement or the Equity Definitions, each Transaction constitutes a contract to issue a security of Counterparty as contemplated by Section 365(c)(2) of the Bankruptcy Code and that a Transaction and the obligations and rights of Counterparty and Dealer (except for any liability as a result of breach of any of the representations or warranties provided by Counterparty in Section 4 or Section 5 above) shall immediately terminate, without the necessity of any notice, payment (whether directly, by netting or otherwise) or other action by Counterparty or Dealer, if, on or prior to the final Settlement Date, Cash Settlement Payment Date or Net Share Settlement Date, as the case may be, for such Transaction an Insolvency Filing occurs or any other proceeding commences with respect to Counterparty under the Bankruptcy Code to which Section 365(c)(2) is applicable (a “Bankruptcy Termination Event”).
8.
Additional Provisions.
(a)
Dealer acknowledges and agrees that Counterparty’s obligations under the Transactions are not secured by any collateral and that neither this Master Confirmation nor any Supplemental Confirmation is intended to convey to Dealer rights with respect to the transactions contemplated hereby and by any Supplemental Confirmation that are senior to the claims of common shareholders in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to this Master Confirmation, any Supplemental Confirmation or the Agreement; provided further that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transaction other than the Transactions.
(b)
[Reserved.]
(c)
The parties hereto intend for:
(i)
each Transaction to be a “securities contract” as defined in Section 741(7) of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(27), 362(o), 546(e), 546(j), 555 and 561 of the Bankruptcy Code;
(ii)
the rights given to Dealer pursuant to “Early Valuation” in Section 2 above to constitute “contractual rights” to cause the liquidation of a “securities contract” and to set off mutual debts and claims in connection with a “securities contract”, as such terms are used in Sections 555 and 362(b)(6) of the Bankruptcy Code;
(iii)
any cash, securities or other property provided as performance assurance, credit support or collateral with respect to the Transactions to constitute “margin payments” and “transfers” under a “securities contract” as defined in the Bankruptcy Code;
(iv)
all payments for, under or in connection with the Transactions, all payments for Shares and the transfer of Shares to constitute “settlement payments” and “transfers” under a “securities contract” as defined in the Bankruptcy Code; and
(v)
any or all obligations that either party has with respect to this Master Confirmation, any Supplemental Confirmation or the Agreement to constitute property held by or due from such party to margin, guaranty or settle obligations of the other party with respect to the transactions under the Agreement (including the Transactions) or any other agreement between such parties.
(d)
Notwithstanding any other provision of the Agreement, this Master Confirmation or any Supplemental Confirmation, in no event will Counterparty be required to deliver in the aggregate in respect of all Settlement Dates, Net Share Settlement Dates or other dates on which Shares are delivered in respect of any amount owed under any Transaction a number of Shares greater than two times the Number of Shares for such Transaction as of the Trade Date for such Transaction (the

“Capped Number”). The Capped Number shall be subject to adjustment only on account of (x) Potential Adjustment Events of the type specified in (1) Sections 11.2(e)(i) through (vi) of the Equity Definitions or (2) Section 11.2(e)(vii) of the Equity Definitions so long as, in the case of this sub-clause (2), such event is within Counterparty’s control and (y) Merger Events requiring corporate action of Counterparty (or any surviving entity of Counterparty hereunder in connection with any such Merger Event). Counterparty represents and warrants to Dealer (which representation and warranty shall be deemed to be repeated for all Transactions on each day that any Transaction is outstanding) that the aggregate Capped Number across all Transactions hereunder is equal to or less than the number of authorized but unissued Shares that are not reserved for future issuance in connection with transactions in the Shares (other than the Transactions) on the date of the determination of such aggregated Capped Number. In the event Counterparty shall not have delivered the full number of Shares otherwise deliverable under any Transaction as a result of this Section 8(d) (the resulting deficit for such Transaction, the “Deficit Shares”), Counterparty shall be continually obligated to deliver Shares, from time to time until the full number of Deficit Shares have been delivered pursuant to this paragraph, on a pro rata basis across all Transactions hereunder or under similar Master Confirmations, when, and to the extent that, (A) Shares are repurchased, acquired or otherwise received by Counterparty or any of its subsidiaries after the date hereof (whether or not in exchange for cash, fair value or any other consideration), (B) authorized and unissued Shares reserved for issuance in respect of other transactions prior to such date which prior to the relevant date become no longer so reserved or (C) Counterparty additionally authorizes any unissued Shares that are not reserved for transactions other than the Transactions (such events as set forth in clauses (A), (B) and (C) above, collectively, the “Share Issuance Events”). Counterparty shall promptly notify Dealer of the occurrence of any of the Share Issuance Events (including the number of Shares subject to clause (A), (B) or (C) and the corresponding number of Shares to be delivered for each Transaction) and, as promptly as reasonably practicable, deliver such Shares thereafter. Counterparty shall not, until Counterparty’s obligations under the Transactions have been satisfied in full, use any Shares that become available for potential delivery to Dealer as a result of any Share Issuance Event for the settlement or satisfaction of any transaction or obligation other than the Transactions hereunder or under similar Master Confirmations or reserve any such Shares for future issuance for any purpose other than to satisfy Counterparty’s obligations to Dealer under the Transactions hereunder or under similar Master Confirmations.
(e)
The parties intend for this Master Confirmation and each Supplemental Confirmation to constitute a “Contract” as described in the letter dated October 6, 2003 submitted on behalf of Goldman, Sachs & Co. to Paula Dubberly of the staff of the Securities and Exchange Commission (the “Staff”) to which the Staff responded in an interpretive letter dated October 9, 2003 (the “Interpretive Letter”).
(f)
The parties intend for each Transaction (taking into account purchases of Shares in connection with any Cash Settlement or Net Share Settlement of any Transaction) to comply with the requirements of Rule 10b5-1(c)(1)(i)(A) under the Exchange Act and for this Master Confirmation and each Supplemental Confirmation to constitute a binding contract or instruction satisfying the requirements of Rule 10b5-1(c) and to be interpreted to comply with the requirements of Rule 10b5-1(c).
(g)
Role of Agent. [Each of Dealer and Counterparty acknowledges to and agrees with the other party hereto and to and with the Agent that (i) the Agent is acting as agent for Dealer under the Transaction pursuant to instructions from such party, (ii) the Agent is not a principal or party to the Transaction, and may transfer its rights and obligations with respect to the Transaction, (iii) the Agent shall have no responsibility, obligation or liability, by way of issuance, guaranty, endorsement or otherwise in any manner with respect to the performance of either party under the Transaction, (iv) Dealer and the Agent have not given, and Counterparty is not relying (for purposes of making any investment decision or otherwise) upon, any statements, opinions or representations (whether written or oral) of Dealer or the Agent, other than the representations expressly set forth in this Confirmation or the Agreement, and (v) each party agrees to proceed solely against the other party, and not the Agent, to collect or recover any money or securities owed to it in connection with the Transaction. Each party hereto acknowledges and agrees that the Agent is an intended third party beneficiary hereunder. Counterparty acknowledges that the Agent is an affiliate of Dealer. Dealer will be acting for its own account in respect of this Confirmation and the Transaction contemplated hereunder.]7 [Royal Bank of Canada (“RBC” or the “Bank”) has appointed as its agent, its indirect wholly-owned subsidiary, RBC Capital Markets, LLC (“RBCCM”), for purposes of conducting, on the Bank’s behalf, a business in privately negotiated transactions in options and other derivatives. You hereby are advised that RBC, the principal and stated counterparty in such transactions, duly has authorized RBCCM to market, structure, negotiate, document, price, execute and hedge transactions in over-the-counter derivative products. RBCCM has full, complete and unconditional authority to undertake such activities on behalf of RBC. RBCCM acts solely as agent and has no obligation, by way of issuance, endorsement, guarantee or otherwise with respect to the performance of either party under the Transactions. The Transactions are not insured or guaranteed by RBCCM.]8 [Agent has received or will receive other remuneration from Dealer agency language, in relation to this Confirmation and each Transaction hereunder. The amount and source of such other remuneration will be furnished upon written request.

Counterparty understands and agrees that Agent will act as agent for both parties with respect to each Transaction and has no obligation, by way of issuance, endorsement, guarantee or otherwise with respect to the performance of either party under any Transaction. Agent shall have no responsibility or personal liability to Counterparty arising from any failure by Dealer to pay or perform any obligations hereunder or to monitor or enforce compliance by Dealer or Counterparty with any obligation hereunder, including, without limitation, any obligations to maintain collateral. Agent is so acting solely in its capacity as agent for Counterparty and Dealer pursuant to instructions from Counterparty and Dealer. Each of Dealer and Counterparty agrees to proceed solely against the other to collect or recover any securities or monies owing to it in connection with or as a result of a Transaction.]9 [Reserved.]10

(h)
Counterparty acknowledges that:
(i)
during the term of the Transactions, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish, adjust or unwind its hedge position with respect to the Transactions;
(ii)
Dealer and its affiliates may also be active in the market for the Shares and derivatives linked to the Shares other than in connection with hedging activities in relation to the Transactions, including acting as agent or as principal and for its own account or on behalf of customers;
(iii)
subject to its obligations hereunder, Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in Counterparty’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Forward Price and the Settlement Price for each Transaction;
(iv)
any market activities of Dealer and its affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the Forward Price and the Settlement Price for each Transaction, each in a manner that may be adverse to Counterparty; and
(v)
each Transaction is a derivatives transaction; Dealer may purchase or sell Shares for its own account at an average price that may be greater than, or less than, the price received by Counterparty under the terms of the relevant Transaction.
(i)
Counterparty and Dealer agree and acknowledge that: (A) the Transactions contemplated by this Master Confirmation will be entered into in reliance on the fact that this Master Confirmation and each Supplemental Confirmation hereto form a single agreement between Counterparty and Dealer, and Dealer would not otherwise enter into such Transactions; (B) this Master Confirmation, together

7 Provision for Barclays and BMO

8 Provision for RBC

9 Provision for Mizuho

10 Insert for all other Dealers

with each Supplemental Confirmation hereto, is a “qualified financial contract”, as such term is defined in Section 5-701(b)(2) of the General Obligations Law; (C) each Supplemental Confirmation hereto, regardless of whether transmitted electronically or otherwise, constitutes a “confirmation in writing sufficient to indicate that a contract has been made between the parties” hereto, as set forth in Section 5-701(b)(3)(b) of the General Obligations Law; and (D) this Master Confirmation and each Supplemental Confirmation hereto constitute a prior “written contract”, as set forth in Section 5-701(b)(1)(b) of the General Obligations Law, and each party hereto intends and agrees to be bound by this Master Confirmation and such Supplemental Confirmation.
(j)
Counterparty and Dealer agree that, upon the effectiveness of any Accepted Transaction Proposal relating to a Forward (as such term is defined in the Distribution Agreement), in respect of the Transaction to which such Accepted Transaction Proposal relates, each of the representations, warranties, covenants, agreements and other provisions of this Master Confirmation and the Supplemental Confirmation for such Transaction (including, without limitation, Dealer’s right to designate an Early Valuation Date in respect of such Transaction pursuant to the provisions opposite the caption “Early Valuation” in Section 2 and the termination of such Transaction following a Bankruptcy Termination Event as described in Section 7) shall govern, and be applicable to, such Transaction as of the first Trading Day of the Forward Hedge Selling Period for such Transaction as if the Trade Date for such Transaction were such first Trading Day.
(k)
Reporting Consent. Notwithstanding anything to the contrary herein or in any non-disclosure, confidentiality or other agreement between the parties, Counterparty hereby consents to the disclosure of information:
(i)
to the extent required by any applicable law, rule or regulation which mandates reporting and/or retention of transaction and similar information or to the extent required by any order or directive regarding reporting and/or retention of transaction and similar information issued by any governmental, regulatory or self-regulatory authority or body or agency in accordance with which the other party is required to act (“Reporting Requirements”); or
(ii)
to and between the other party’s head office, branches or Affiliates, or any persons or entities who provide services to such other party or its head office, branches or Affiliates, in each case, in connection with such Reporting Requirements; provided, that each person or entity receiving such information is subject to the same confidentiality obligations applicable between the parties; provided, further, that such party will remain responsible for any breach of confidentiality obligations by its head office, branches or Affiliates or any persons or entities who provide services to such party or its head office, branches or Affiliates.

Each party acknowledges that pursuant to global regulatory reform initiatives, regulators require reporting of trade data to increase market transparency and enable regulators to monitor systemic risk to ensure safeguards are implemented globally.

Each party further acknowledges that disclosures made pursuant hereto may include, without limitation, the disclosure of trade information including a party’s identity (by name, address, corporate affiliation, identifier or otherwise) to any swap or trade data repository or one or more systems or services operated by any trade repository (“TR”) and any relevant regulators (including without limitation, the U.S. Commodity Futures Trading Commission or other U.S. regulators in the case of trade reporting under applicable U.S. laws) and that such disclosures could result in certain anonymous swap transaction and pricing data becoming available to the public. Each party further acknowledges that, for purposes of complying with regulatory reporting obligations, a party may use a third-party service provider to transfer trade information into a TR and that a TR may engage the services of a global trade repository regulated by one or more governmental regulators. Each party also acknowledges that disclosures made pursuant hereto may be made to recipients in a jurisdiction other than that of the disclosing party or a jurisdiction that may not necessarily provide an equivalent or adequate level of protection for personal data as the counterparty’s home jurisdiction. For the avoidance of doubt, (i) to the extent that applicable non-disclosure, confidentiality, bank secrecy, data privacy or other law imposes non-disclosure requirements on transaction and similar information required to be disclosed as contemplated herein by other regulators applicable to a party but permits the other party to waive such requirements by consent, the consent and acknowledgements provided herein shall be a consent by each party for purposes of such law; (ii) any agreement between the parties to maintain confidentiality of information contained in this Confirmation or in any non-disclosure, confidentiality or other agreement shall continue to apply to the extent that such agreement is not inconsistent with the disclosure of information in connection with the Reporting Requirements as set out herein; and (iii) nothing herein is intended to limit the scope of any other consent to disclosure separately given by each party to the other party.

The consenting party represents and warrants that any third party to whom it owes a duty of confidence in respect of the information disclosed has consented to the disclosure of that information [Reserved.]11

(l)
Tax Matters.
(i)
Payer Tax Representations. For the purpose of Section 3(e) of the Agreement, Dealer and Counterparty make the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 9(h) of the Agreement) to be made by it to the other party under the Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of the Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of the Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of the Agreement and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of the Agreement; provided that it will not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(ii)
Payee Tax Representations. For the purpose of Section 3(f) of the Agreement, Dealer and Counterparty make the following representations:

Dealer makes the following representations:

(A)
[Each payment received or to be received by it in connection with the Master Confirmation is effectively connected with its conduct of a trade or business within the United States.
(B)
It is a “foreign person” (as that term is used in section 1.6041-4(a)(4) of the United States Treasury Regulations) for U.S. federal income tax purposes.]12
(C)
[[Dealer is a national banking association organized and existing under the laws of the United States, is an exempt recipient under U.S. Treasury Regulation Section 1.6049-4(c)(1)(ii)(M), and its federal taxpayer identification number is 94-1687665.] 13
(D)
Dealer is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of the U.S. Treasury Regulations) for U.S. federal income tax purposes.]]14

11 Provision for JPM

12 Provision for Barclays and BMO

13 Provision for BNY

14 Provision for BANA

(E)
[It is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of the U.S. Treasury Regulations) for U.S. federal income tax purposes.
(F)
It is a national banking association organized or formed under the laws of the United States and is an exempt recipient under U.S. Treasury Regulation Section 1.6049-4(c)(1)(ii).]15
(G)
[Dealer is a limited liability company duly organized and formed under the laws of the State of Delaware and is a disregarded entity for U.S. federal income tax purposes. Dealer’s sole member is a corporation duly organized under the laws of the State of Delaware, is a “U.S. person” as that term is used in section 1.1441-4(a)(3)(ii) of the U.S. Treasury Regulations for U.S. federal income tax purposes and is an exempt recipient under Section 1.6049-4(c)(1)(ii) of the U.S. Treasury Regulations.]16
(H)
[Dealer is a U.S. limited liability company organized under the laws of the State of Delaware. For U.S. Federal income tax purposes, it is a Disregarded Entity of Mizuho Americas LLC, a limited liability company organized under the laws of the State of Delaware. For U.S. Federal income tax purposes, Mizuho Americas LLC has elected to be classified as a corporation.]17
(I)
[Dealer represents that (A) each Transaction entered into by (I) Deutsche Bank AG, New York Branch and (II) Deutsche Bank AG, London Branch or Deutsche Bank Frankfurt, each acting as intermediary for Deutsche Bank AG, New York Branch through an office or discretionary agent in the United States, will be treated, solely for U.S. federal income tax purposes, as entered into by a corporation that is a “U.S. person” (as that term is defined in Section 7701(a)(30) of the Code used in U.S. Treasury Regulations Section 1.1441-4(a)(3)(ii) for U.S. federal income tax purposes; and (B) it is exempt from information reporting on IRS Form 1099 (within the meaning of U.S. Treasury Regulations Sections 1.6041-3(p) and 1.6049-4(c)) and backup withholding.]18
(J)
[It is “foreign person” (as that term is used in Section 1.6041-4(a)(4) of the United States Treasury Regulations) for United States federal income tax purposes.
(K)
Each payment received or to be received by it in connection with this Confirmation will be effectively connected with its conduct of a trade or business in the United States.
(L)
Dealer is a chartered bank organized under the laws of Canada and is treated as a corporation for United States federal income tax purposes.]19
(M)
[(i) It is a bank organized under the laws of Canada and (ii) it is a corporation for U.S. federal income tax purposes.
(N)
Each payment received or to be received by it in connection with the Master Confirmation is effectively connected with its conduct of a trade or business within the United States.
(O)
It is a “foreign person” (as that term is used in section 1.6041-4(a)(4) of the United States Treasury Regulations) for U.S. federal income tax purposes.]20

15 Provision for JPM

16 Provision for MS

17 Provision for Mizuho

18 Provision for DB

19 Provision for Scotia

20 Provision for RBC

The following representations will apply to Counterparty:

(A) Counterparty is a corporation for U.S. federal income tax purposes.

(B) Counterparty is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of the U.S. Treasury Regulations) for U.S. federal income tax purposes and a corporation that is an exempt recipient under U.S. Treasury Regulation Section 1.6049-4(c)(1)(ii)(J).

(iii)
Agreements to Deliver Documents. For the purpose of Section 4(a)(i) and 4(a)(ii) of the Agreement, Dealer and Counterparty each agree[s] to deliver, as applicable, (i) in the case of Dealer, a completed and accurate U.S. Internal Revenue Service Form [W-9/W-8ECI]21 (or successor thereto) and (ii) in the case of Counterparty, a complete and accurate U.S. Internal Revenue Service Form W-9 (or successor thereto) and (iii) in the case of Dealer and Counterparty, any other form or document that may be required or reasonably requested by the other party in order to allow such party to make a payment under this Master Confirmation, including any Credit Support Document, without any deduction or withholding for or on account of any tax or with such deduction or withholding at a reduced rate. In each case, such form shall be completed accurately and in a manner reasonably acceptable to the other party and shall be delivered (x) in the case of (i) and (ii) above, promptly upon execution of this Master Confirmation, (y) promptly upon reasonable demand by the other party and (z) promptly upon learning that the information on any form previously provided has become inaccurate or incorrect.
(iv)
Change of Account. Section 2(b) of the Agreement is hereby amended by the addition of the following after the word “delivery” in the first line thereof: “to another account in the same legal and tax jurisdiction”. [Section 2(b) of the Agreement is hereby amended by the addition of the following after the word change” in the fourth line thereof: “; provided that if any new account of one party is not in the same tax jurisdiction as the original account, the other party shall not be obligated to pay, for tax reasons, any greater amount and shall not be obliged to accept any lesser amount as a result of such change than would have been the case if such change had not taken place.”]22
(v)
“Indemnifiable Tax” as defined in Section 14 of the Agreement shall not include (i) any tax imposed or collected pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”) or (ii) any tax imposed on payments treated as dividends from sources within the United States under Section 871(m) of the Code or any regulations issued thereunder (an “871(m) Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax and an 871(m) Withholding Tax are each a Tax the deduction or withholding of which is required by applicable law for purposes of Section 2(d) of the Agreement.
(vi)
Deduction or Withholding for Tax. Sections 2(d)(i), 2(d)(i)(4) and 2(d)(ii)(1) of the Agreement and the definition of “Tax” in the Agreement are hereby amended by replacing the words “pay”, “paid”, “payment” or “payments” with the words “pay or deliver”, “paid or delivered”, “payment or delivery” or “payments or deliveries”, respectively.
9.
Indemnification. Counterparty and the Operating Partnership agree to indemnify and hold harmless Dealer, its affiliates and its permitted assignees and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all losses (excluding, for the avoidance of doubt, financial losses resulting from the economic terms of the Transactions), claims, damages

21 As applicable for each Dealer

22 Provision for RBC

and liabilities (or actions in respect thereof), joint and several, incurred by or asserted against such Indemnified Party arising out of, in connection with, or relating to any breach of any covenant or representation made by Counterparty in this Master Confirmation, any Supplemental Confirmation or the Agreement. Counterparty and the Operating Partnership will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a nonappealable judgment by a court of competent jurisdiction to have resulted from the willful misconduct, gross negligence or bad faith of any Indemnified Party. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty and the Operating Partnership shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Counterparty and the Operating Partnership will reimburse any Indemnified Party for all reasonable out-of-pocket expenses (including reasonable and documented counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim covered by this Section 9 or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty or the Operating Partnership. The provisions of this Section 9 shall survive the completion of the Transactions contemplated by this Master Confirmation and any Supplemental Confirmation and any assignment and/or delegation of the Transactions made pursuant to the Agreement, this Master Confirmation or any Supplemental Confirmation and shall inure to the benefit of any permitted assignee of Dealer. For the avoidance of doubt, any payments due as a result of this provision may not be used to set off any obligation of Dealer upon settlement of the Transactions.
10.
Beneficial Ownership. Notwithstanding anything to the contrary in the Agreement, this Master Confirmation or any Supplemental Confirmation, in no event shall Dealer be entitled to receive, or be deemed to receive, or, with respect to clause (y) below, have the right to acquire, Shares to the extent that, upon such receipt of such Shares, (i) the “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and the rules promulgated thereunder) of Shares by Dealer, any of its affiliates’ business units subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Dealer with respect to “beneficial ownership” of any Shares (collectively, “Dealer Group”) would be equal to or greater than the lesser of (x) 4.5% of the outstanding Shares (such condition, an “Excess Section 13 Ownership Position”), and (y) 4.9% of the outstanding Shares as of the Trade Date for any Transaction, which shall be notified by Counterparty to Dealer on or promptly following the Trade Date and set forth in the Supplemental Confirmation (such number of Shares, the “Threshold Number of Shares” and such condition, the “Excess NYSE Ownership Position”) or (ii) Dealer, Dealer Group or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under Sections 3-601 through 3-603 of the Maryland Code (Corporations and Associations) or any state or federal bank holding company or banking laws, or any federal, state or local laws, regulations or regulatory orders applicable to ownership of Shares (“Applicable Laws”), would own, beneficially own, constructively own, control, hold the power to vote or otherwise meet a relevant definition of ownership in excess of a number of Shares equal to (x) the lesser of (A) the maximum number of Shares that would be permitted under Applicable Laws and (B) the number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Dealer Person under Applicable Laws and with respect to which such requirements have not been met or the relevant approval has not been received or that would give rise to any consequences under the constitutive documents of Counterparty (including, without limitation, Section 7.2 of the Charter or any contract or agreement to which Counterparty is a party), in each case minus (y) 1% of the number of Shares outstanding on the date of determination (such condition described in clause (ii), an “Excess Regulatory Ownership Position”). If any delivery owed to Dealer under any Transaction is not made, in whole or in part, as a result of this provision, (i) Counterparty’s obligation to make such delivery shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, Dealer gives notice to Counterparty that such delivery would not result in (x) Dealer Group directly or indirectly so beneficially owning in excess of the lesser of (A) 4.5% of the outstanding Shares and (B) the Threshold Number of Shares or (y) the occurrence of an Excess Regulatory Ownership Position and (ii) if such delivery relates to a Physical Settlement of any Transaction, notwithstanding anything to the contrary herein, Dealer shall not be obligated to satisfy the portion of its payment obligation with respect to such Transaction corresponding to any Shares required to be so delivered until the date Counterparty makes such delivery.
11.
Non-Confidentiality. The parties hereby agree that (i) effective from the date of commencement of discussions concerning the Transactions, Counterparty, Dealer and each of their respective employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials of any kind, including opinions or other tax analyses, relating to such tax treatment and tax structure and (ii) Dealer does not assert any claim of proprietary ownership in respect of any description contained herein or therein relating to the use of any entities, plans or arrangements to give rise to a particular United States federal income tax treatment for Counterparty.
12.
Restricted Shares. If Counterparty is unable to comply with the covenant of Counterparty contained in Section 6(a) above or Dealer otherwise determines in its reasonable opinion, based on advice of counsel, that any Shares to be delivered to Dealer by Counterparty under any Transaction may not be freely returned by Dealer to securities lenders as described in the covenant of Counterparty contained in Section 6(a) above, then delivery of any such Settlement Shares (the “Unregistered Settlement Shares”) shall be effected pursuant to Annex A hereto, unless waived by Dealer.
13.
Use of Shares. Dealer acknowledges and agrees that, except in the case of a Private Placement Settlement (as defined in Annex A hereto), Dealer shall use any Shares delivered by Counterparty to Dealer on any Settlement Date to return to securities lenders to close out borrowings created by Dealer in connection with Dealer’s hedging activities related to exposure under the Transactions and otherwise in compliance with applicable law.
14.
Rule 10b-18. In connection with bids and purchases of Shares in connection with any Net Share Settlement or Cash Settlement of any Transaction, Dealer shall use commercially reasonable efforts to conduct its activities, or cause its affiliates to conduct their activities, in a manner consistent with the requirements of the safe harbor provided by Rule 10b-18 under the Exchange Act taking into account any “Unwind Period” (or equivalent concept) under any outstanding forward transactions with Counterparty to which Dealer or its affiliates is a party (“Other Dealer Forward Transactions”), as if such provisions were applicable to such purchases and taking into account any applicable Securities and Exchange Commission no-action letters as appropriate, and subject to any delays between the execution and reporting of a trade of the Shares on the Exchange and other circumstances reasonably beyond Dealer’s control; provided that, without limiting the generality of the first sentence of this Section 14, Dealer shall not be responsible for any failure to comply with Rule 10b-18(b)(3) to the extent any transaction that was executed (or deemed to be executed) by or on behalf of Counterparty or an “affiliated purchaser” (as defined under Rule 10b-18) pursuant to a separate agreement is not deemed to be an “independent bid” or an “independent transaction” for purposes of Rule 10b-18(b)(3).
15.
[Reserved.]
16.
Set-Off. Each party waives any and all rights it may have to set-off delivery or payment obligations it owes to the other party under any Transaction against any delivery or payment obligations owed to it by the other party, whether arising under the Agreement, under any other agreement between parties hereto, by operation of law or otherwise.
17.
Staggered Settlement. Notwithstanding anything to the contrary herein, Dealer may, by prior notice to Counterparty, satisfy its obligation to deliver any Shares or other securities on any date due (an “Original Delivery Date”) by making separate deliveries of Shares or such securities, as the case may be, at more than one time on or prior to such Original Delivery Date, so long as the aggregate number of Shares and other securities so delivered on or prior to such Original Delivery Date is equal to the number required to be delivered on such Original Delivery Date.
18.
Waiver of Trial by Jury. EACH OF COUNTERPARTY AND DEALER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS SHAREHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF DEALER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.
19.
Jurisdiction. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS. NOTHING IN THIS PROVISION SHALL PROHIBIT A PARTY FROM BRINGING AN ACTION TO ENFORCE A MONEY JUDGMENT IN ANY OTHER JURISDICTION.
20.
Counterparts. This Master Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Master Confirmation by signing and delivering one or more counterparts.

21.
Delivery of Cash. For the avoidance of doubt, nothing in this Master Confirmation or any Supplemental Confirmation shall be interpreted as requiring Counterparty to deliver cash in respect of the settlement of the Transactions, except in circumstances where the required cash settlement thereof is permitted for classification of the contract as equity by ASC 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity, as in effect on the Trade Date (including, for the avoidance of doubt, where Counterparty elects Cash Settlement). For the avoidance of doubt, the preceding sentence shall not be construed as limiting Section 9 hereunder or any damages that may be payable by Counterparty as a result of a breach of this Master Confirmation or any Supplemental Confirmation.
22.
Adjustments. For the avoidance of doubt, whenever the Calculation Agent, the Hedging Party or the Determining Party is called upon to make an adjustment, determination or election pursuant to the terms of this Master Confirmation, any Supplemental Confirmation or the Equity Definitions to take into account the effect of an event, the Calculation Agent, the Hedging Party or the Determining Party, as applicable, shall make such adjustment determination or election in a commercially reasonable manner by reference to the effect of such event on the Hedging Party, assuming that the Hedging Party maintains a commercially reasonable hedge position at the time of the event.
23.
Other Forwards. Dealer acknowledges that Counterparty has entered or may enter in the future into one or more similar forward transactions for the Shares (each, an “Other Forward” and collectively, the “Other Forwards”) with one or more dealers, and/or affiliates thereof (each, an “Other Dealer” and collectively, the “Other Dealers”). Dealer and Counterparty agree that if Counterparty designates a “Settlement Date” with respect to one or more Other Forwards for which “Cash Settlement” or “Net Share Settlement” is applicable, and the resulting “Unwind Period” for such Other Forwards coincides for any period of time with an Unwind Period for the Transaction (the “Overlap Unwind Period”), Counterparty shall notify Dealer at least one Scheduled Trading Day prior to the commencement of such Overlap Unwind Period of the first Scheduled Trading Day and length of such Overlap Unwind Period, and Dealer shall be permitted to purchase Shares to unwind its hedge in respect of the Transaction only on alternating Scheduled Trading Days during such Overlap Unwind Period, commencing on the first, second, third or later Scheduled Trading Day of such Overlap Unwind Period, as notified to Dealer by Counterparty at least one Scheduled Trading Day prior to such Overlap Unwind Period (which alternating Scheduled Trading Days, for the avoidance of doubt, may be every other Scheduled Trading Day if there is only one Other Dealer, every third Scheduled Trading Day if there are two Other Dealers, etc.).
24.
Designation by Dealer. Notwithstanding any other provision of this Master Confirmation or any Supplemental Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer’s obligations in respect of any Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty only to the extent of any such performance.
25.
HIRE Act. To the extent that either party to [the Agreement]23 with respect to a Transaction is not an adhering party to the ISDA 2015 Section 871(m) Protocol published by the International Swaps and Derivatives Association, Inc. on November 2, 2015 and available at www.isda.org, as may be amended, supplemented, replaced or superseded from time to time (the “871(m) Protocol”), the parties agree that the provisions and amendments contained in the Attachment to the 871(m) Protocol are incorporated into and apply to the Agreement with respect to this Transaction as if set forth in full herein. The parties further agree that, solely for purposes of applying such provisions and amendments to the Agreement with respect to this Transaction, references to “each Covered Master Agreement” in the 871(m) Protocol will be deemed to be references to the Agreement with respect to this Transaction, and references to the “Implementation Date” in the 871(m) Protocol will be deemed to be references to the Trade Date of this Transaction. For greater certainty, if there is any inconsistency between this provision and the provisions contained in any other agreement between the parties with respect to this Transaction, this provision shall prevail unless such other agreement expressly overrides the provisions of the Attachment to the 871(m) Protocol.
26.
[U.S. Stay Regulations. To the extent that the QFC Stay Rules are applicable hereto, then the parties agree that (i) to the extent that prior to the date hereof both parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of this Master Confirmation, and for such purposes this Master Confirmation shall be deemed a Protocol Covered Agreement and each party shall be deemed to have the same status as “Regulated Entity” and/or “Adhering Party” as applicable to it under the Protocol; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay

23 For RBC, reference “this Master Confirmation” rather than “the Agreement”

Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of this Master Confirmation and each party shall be deemed to have the status of “Covered Entity” or “Counterparty Entity” (or other similar term) as applicable to it under the Bilateral Agreement; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and, a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of this Master Confirmation, and for such purposes this Master Confirmation shall be deemed a “Covered Agreement,” Dealer shall be deemed a “Covered Entity” and Counterparty shall be deemed a “Counterparty Entity.” In the event that, after the date of this Master Confirmation, both parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph. In the event of any inconsistencies between this Master Confirmation and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “this Master Confirmation” include any related credit enhancements entered into between the parties or provided by one to the other. In addition, the parties agree that the terms of this paragraph shall be incorporated into any related covered affiliate credit enhancements, with all references to Dealer replaced by references to the covered affiliate support provider.

“QFC Stay Rules” mean the regulations codified at 12 C.F.R. 252.2, 252.81—8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit Enhancements.]24

27.
[Canadian Stay. The terms of the Canadian Jurisdictional Module and the ISDA Resolution Stay Jurisdictional Modular Protocol (together, the “Canadian Jurisdictional Module”) are incorporated into and form part of this Agreement, and this Agreement shall be deemed a Covered Agreement for purposes thereof. In the event of any inconsistencies between this Agreement and the Canadian Jurisdictional Module, the Canadian Jurisdictional Module will prevail.]25
28.
[Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Master Confirmation, any Supplemental Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Master Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, or Illegality (as defined in the Agreement)).
29.
CARES Act. Counterparty acknowledges that execution of this Confirmation may constitute a purchase of its equity securities. It further acknowledges that, pursuant to the provisions of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), the Counterparty would be required to agree to certain time-bound restrictions on its ability to purchase its equity securities if it receives loans, loan guarantees or direct loans (as that term is defined in the CARES Act) under section 4003(b) of the CARES Act. Counterparty further acknowledges that it may be required to agree to certain time-bound restrictions on its ability to purchase its equity securities if it receives loans, loan guarantees or direct loans (as that term is defined in the CARES Act) under programs or facilities established by the Board of Governors of the Federal Reserve System for the purpose of providing liquidity to the financial system (together with loans, loan guarantees or direct loans under section 4003(b) of the CARES Act, “Governmental Financial Assistance”). Accordingly, Counterparty represents and warrants that it and its subsidiaries have not applied for, and prior to the termination of this Confirmation has no intention to apply for Governmental Financial Assistance under any governmental program or facility that (a) is established under the CARES Act or the Federal Reserve Act, as amended, and (b)(i) requires, as a condition of such Governmental Financial Assistance, that

24 Provision for BANA, Mizuho, BNY, MS and JPM

25 Provision for Scotia

the Counterparty agree, attest, certify or warrant that it has not, or otherwise be bound by law that it has not, as of the date specified in such condition, repurchased, or will not repurchase, any equity security of Counterparty, or (ii) where the terms of the Transaction would cause Counterparty under any circumstances to fail to satisfy any condition for application for or receipt or retention of the Financial Assistance (collectively “Restricted Financial Assistance”).
30.
Method of Delivery. Whenever delivery of funds or other assets is required hereunder by or to Counterparty, such delivery shall be effected through DBSI. In addition, all notices, demands and communications of any kind relating to the Transaction between Deutsche and Counterparty shall be transmitted exclusively through DBSI.
31.
Resolution Stay Protocol. Subject to the below, the provisions set out in the Attachment to the ISDA 2015 Universal Resolution Stay Protocol as published by the International Swaps and Derivatives Association on 4 November 2015 (“Protocol”), and any additional Country Annex that has been published from time to time and to which Counterparty has adhered are, mutadis mutandis, incorporated by reference, into this Agreement as though such provisions and definitions were set out in full herein, with any such conforming changes as are necessary to deal with what would otherwise be inappropriate or incorrect cross-references. References in the Protocol:
(a)
the “Adhering Party” shall be deemed to be references to the parties to this Agreement;
(b)
the “Adherence Letter” shall be deemed to be references to this Agreement;
(c)
the “Implementation Date” shall be deemed to be references to the date of this Agreement; and
(d)
this Agreement shall be deemed a “Covered Agreement.”
32.
2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol. Subject to the below, the parties hereby agree that the provisions set out in Part I and III of the Attachment to the ISDA 2013 EMIR Portfolio Reconciliation and Dispute Resolution Protocol as published by the International Swaps and Derivatives Association on 19 July 2013 shall be incorporated by reference to this Agreement, mutadis mutandis, as though such provisions and definitions were set out in full herein, with any such conforming changes as are necessary to deal with what would otherwise be inappropriate or incorrect cross-references.
(a)
References therein to:
(i)
the “Adherence Letter” shall be deemed to be references to this Agreement;
(ii)
the “Implementation Date” shall be deemed to be references to the date of this Agreement;
(iii)
the “Protocol Covered Agreement” shall be deemed to be this Agreement; and
(iv)
the “Protocol” shall be deleted
(b)
For the purposes of the foregoing:
(i)
Portfolio reconciliation process status: Dealer is a Portfolio Data Sending Entity and Counterparty is a Portfolio Data Receiving Entity;
(ii)
Local Business Days: The Local Business Days for such purposes in relation to Dealer are New York, London, Frankfurt, Tokyo and Singapore and in relation to Counterparty is New York, New York, USA;
(iii)
Contact details for Dispute Notices, Portfolio Data, and discrepancy notices:

Portfolio Data: Dealer: collateral.disputes@db.com

Counterparty: DerivativeCompliance@eqr.com

Notice of discrepancy: Dealer: collateral.disputes@db.com

Counterparty: DerivativeCompliance@eqr.com

Dispute Notice: Dealer: collateral.disputes@db.com

Counterparty: DerivativeCompliance@eqr.com

(c)
Use of a third party service provider:
(i)
Dealer and Counterparty may use a third party as its agent and/or third party service provider (“Third Party Service Provider”), and each of Dealer and Counterparty consents to such use including the communication of the relevant data in relation to Dealer and Counterparty to such Third Party Service Provider for the purposes of the reconciliation services provided by such entity.
33.
EMIR Classification and NFC Representation. The section entitled “NFC Representation” as set out in the Attachment to the ISDA 2013 EMIR NFC Representation Protocol as published by the International Swaps and Derivatives Association on 8 March 2013 (the “EMIR Classification Protocol”) shall be incorporated by reference to this Agreement but with the following amendments:
(a)
References to a party adhering, a party’s adherence or a party having adhered to the EMIR Classification Protocol as a “party making the NFC Representation” will be construed as Counterparty executing this Agreement while making the statement that it is a party which is making the NFC Representation;

References to “party which is a NFC+ Party making the NFC Representation” shall not be applicable to this Agreement.

(b)
Dealer confirms that it is a party that does not make the NFC Representation.

Counterparty confirms that it is a party making the NFC Representation.

(c)
Unless otherwise specified by the relevant party, for the purposes of the definition of “effectively delivered”:

Dealer’s address details to which any Clearing Status Notice, Non-Clearing Status Notice, NFC+ Representation Notice, NFC Representation Notice or Non-representation Notice should be delivered are: emir.classification@db.com

Counterparty’s address details to which any Clearing Status Notice, Non-Clearing Status Notice, NFC+ Representation Notice, NFC Representation Notice or Non-representation Notice should be delivered are: DerivativeCompliance@eqr.com

(d)
The definition of:
(i)
“Adherence Letter” is deleted;
(ii)
“effectively delivered” is amended by replacing the words “the Adherence Letter” with the words “this Agreement”; and
(iii)
“Protocol” is deleted.
(e)
The provisions in this paragraph shall survive the termination of this Transaction.
34.
Contractual Recognition of Stay in Resolution.
(a)
Each party
(i)
acknowledges and accepts that this Agreement may be subject to the exercise of powers by the Relevant Resolution Authority to suspend or restrict rights and obligations arising from such Agreement under Articles 33a, 69, 70 and 71 of BRRD as transposed by the Relevant National Law and that the conditions set out in Article 68 of BRRD as transposed by the Relevant National Law will apply;
(ii)
acknowledges and accepts that the parties are bound by the effect of an application of (aa) the suspension of any payment or delivery obligation in accordance with Article 33a of BRRD as transposed by the Relevant National Law; (bb) the suspension of any payment or delivery obligation in accordance with Article 69 of BRRD as transposed by the Relevant National Law; (cc) the restriction of enforcement of any security interest in accordance with Article 70 of BRRD as transposed by the Relevant National Law; and (dd) the suspension of any termination right under the Agreement in accordance with Article 71 of BRRD as transposed by the Relevant National Law;

(iii)
acknowledges and accepts that the parties are bound by the provisions of Article 68 of BRRD as transposed by the Relevant National Law; and (iv) acknowledges and accepts that the contractual recognition terms in this Part I are exhaustive on the matters described herein to the exclusion of any other agreements, arrangements or understandings between the parties relating to the subject matter of the Agreement
(1)
References to the Stay Powers as transposed under each Relevant National Law are contained in the EU Stay Law Table.

For the purposes of the above provision, where the relevant BRRD Party is the Dealer, the Covered Member State shall be Germany; and where the relevant BRRD Party is the Counterparty, the Covered Member State shall be Not Applicable.

“BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, as amended by Directive 2019/879/EU.

“BRRD Party” means any party to this Agreement that is subject to a Stay Recognition Requirement.

“Covered Member State” means a member state of the European Economic Area that is included in the EU Stay Law Table.

“EU Stay Law Table” means the document described as such, as then in effect, and published by the International Swaps and Derivatives Association, Inc. (or any successor person) from time to time at https://www.isda.org/book/eu-stay-law-annex/.

“Relevant National Law” means, in relation to a Covered Member State, the laws, regulations, rules or requirements implementing BRRD (or pursuant to which BRRD is directly applicable) as described in the EU Stay Law Table from time to time that are applicable to the relevant BRRD Party.

“Relevant Resolution Authority” means the resolution authority with the ability to exercise the Stay Powers as transposed in the Relevant National Law in relation to the relevant BRRD Party.

“Stay Powers” means the powers under Articles 33a, 69, 70 and 71 of BRRD and the conditions under Article 68 of BRRD.

“Stay Recognition Requirement” means the requirements set forth under Article 71a of BRRD as transposed by the Relevant National Law.”]26

35.
[Canadian Business Conduct (Eligible Derivatives Party). Counterparty has Net Assets of at least $25,000,000 as shown on its most recently prepared financial statements. “Net Assets” for purposes of this representation is calculated as total assets minus total liabilities.
36.
Due Authorization. Counterparty represents that the person(s) executing this document are duly authorized to act on behalf of Counterparty in connection with the entry of this Transaction.
37.
The terms of paragraph 3 of the ISDA Canadian Jurisdictional Module to the ISDA Resolution Stay Jurisdictional Modular Protocol as published by ISDA on 28 July 2022 (the “ISDA Canadian Jurisdictional Module”) are incorporated into and form a part of this Agreement effective as of the Compliance Date (as defined in paragraph 2(c) of the ISDA Canadian Jurisdictional Module). For purposes of incorporating the ISDA Canadian Jurisdictional Module, this Confirmation shall be deemed to be a Covered Agreement, Dealer shall be deemed to be a Regulated Entity and Counterparty shall be deemed to be a Module Adhering Party. In the event of any inconsistences between

26 Provisions for DB

this Confirmation, the Agreement and paragraph 3 of the ISDA Canadian Jurisdictional Module, the ISDA Canadian Jurisdictional Module will prevail.]27
38.
[Automatic Assignment. Notwithstanding anything to the contrary in the “Transfer” provision in Section 2 above, to the extent that Physical Settlement or Net Share Settlement applies to any Transaction or a portion thereof, such Transaction or portion thereof shall, effective two Local Business Days prior to the related Settlement Date, be deemed to be automatically assigned by Dealer to a U.S. broker-dealer affiliate of Dealer designated by Dealer (the “Designated Assignee”), and delivery of Shares by Counterparty in connection with such Physical Settlement or Net Share Settlement shall be made to an account of such Designated Assignee, as advised by Dealer. Dealer shall be discharged of its obligations to Counterparty only to the extent of the Designated Assignee’s performance. The Counterparty and the Designated Assignee hereby waive any and all rights each such party may have to set-off delivery or payment obligations it owes to the other such party under any Transaction against any delivery or payment obligations owed to it by the other such party, whether arising under the Agreement, under any other agreement between such parties, by operation of law or otherwise.]28
39.
[Communications with Employees of J.P. Morgan Securities LLC. If Counterparty interacts with any employee of J.P. Morgan Securities LLC with respect to any Transaction, Counterparty is hereby notified that such employee will act solely as an authorized representative of JPMorgan Chase Bank, N.A. (and not as a representative of J.P. Morgan Securities LLC) in connection with such Transaction.
40.
Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (the “WSTAA”), the parties hereby agree that neither the enactment of the WSTAA or any regulation under the WSTAA, nor any requirement under the WSTAA or an amendment made by the WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Master Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Master Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from any Early Valuation Event or Illegality (as defined in the Agreement)).
41.
Severability. If any term, provision, covenant or condition of this Master Confirmation, or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable in whole or in part for any reason, the remaining terms, provisions, covenants, and conditions hereof shall continue in full force and effect as if this Master Confirmation had been executed with the invalid or unenforceable provision eliminated, so long as this Master Confirmation as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Master Confirmation and the deletion of such portion of this Master Confirmation will not substantially impair the respective benefits or expectations of parties to the Agreement; provided, however, that this severability provision shall not be applicable if any provision of Section 2, 5, 6 or 13 of the Agreement (or any definition or provision in Section 14 to the extent that it relates to, or is used in or in connection with any such Section) shall be so held to be invalid or unenforceable.]29
42.
[Additional Provisions.

(i) Notwithstanding any provisions of the Agreement, all communications relating to each Transaction or the Agreement shall be transmitted exclusively through Agent at the address provided in the notices provisions herein.

(ii) Dealer hereby provides notice that the Securities Investor Protection Act of 1970 does not protect Counterparty and that Dealer is not a member of the Securities Investor Protection Corporation.]30

43.
[The time of dealing for the Transaction will be confirmed by Dealer upon written request by Counterparty. The Agent will furnish to Counterparty upon written request a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with a Transaction.

27 Provisions for RBC

28 Provision for BNY

29 Provisions for JPM

30 Provision for Mizuho

44.
Method of Delivery. Whenever delivery of funds or other assets is required hereunder by or to Counterparty, such delivery shall be effected through the Agent. In addition, all notices, demands and communications of any kind relating to the Transaction between Dealer and Counterparty shall be transmitted exclusively through the Agent.
45.
EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol. The parties agree that the terms of the 2020 UK EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol published by ISDA on 17 December 2020 (“Protocol”) apply to the Agreement as if the parties had adhered to the Protocol without amendment. In respect of the Attachment to the Protocol, (i) the definition of “Adherence Letter” shall be deemed to be deleted and references to “Adherence Letter” shall be deemed to be to this section (and references to “such party’s Adherence Letter” and “its Adherence Letter” shall be read accordingly), (ii) references to “adheres to the Protocol” shall be deemed to be “enters into the Agreement”, (iii) references to “Protocol Covered Agreement” shall be deemed to be references to the Agreement (and each “Protocol Covered Agreement” shall be read accordingly), and (iv) references to “Implementation Date” shall be deemed to be references to the date of this Confirmation. For the purposes of this section:
(a)
Dealer is a Portfolio Data Sending Entity and Counterparty is a Portfolio Data Receiving Entity.
(b)
Dealer and Counterparty may use a Third Party Service Provider, and each of Dealer and Counterparty consents to such use including the communication of the relevant data in relation to Dealer and Counterparty to such Third Party Service Provider for the purposes of the reconciliation services provided by such entity.
(c)
The Local Business Days for such purposes in relation to Dealer and Counterparty is New York, New York, USA.
(d)
The following are the applicable email addresses.

Portfolio Data: Dealer: MarginServicesPortRec@barclays.com

Counterparty: DerivativeCompliance@eqr.com

Notice of discrepancy: Dealer: PortRecDiscrepancy@barclays.com

Counterparty: DerivativeCompliance@eqr.com

Dispute Notice: Dealer: EMIRdisputenotices@barclays.com

Counterparty: DerivativeCompliance@eqr.com

46.
NFC Representation. Counterparty represents and warrants to Dealer (which representation and warranty will be deemed to be made under the Agreement and repeated at all times while any “Transaction” under any Confirmation under the Agreement remains outstanding, unless the Counterparty notifies the Dealer promptly otherwise of any change in its status from that represented) that:
(a)
it is an entity established outside the European Union and the United Kingdom of Great Britain and Northern Ireland (the “UK”) that would constitute (i) a non-financial counterparty (as such term is defined in Regulation (EU) No 648/2012 of the European Parliament and of the Council on OTC derivatives, central counterparties and trade repositories dated 4 July 2012 (“EMIR”)) if it were established in the European Union, and (ii) a non-financial counterparty (as defined in EMIR as it forms part of ‘retained EU law’ (as defined in the European Union (Withdrawal) Act 2018 (as amended from time to time)) (“UK EMIR”)) if it were established in the United Kingdom; and
(b)
as at the date of the trade, the entity would not have executed a sufficient amount of derivative activity such that the month-end average notional during the previous 12 months would classify the entity as exceeding the “clearing” threshold, as established by EMIR or UK EMIR, as relevant, if the entity were established in the European Union or the United Kingdom.
47.
Bail-in Protocol. The parties agree that the provisions set out in the attachment (the “Attachment”) to the ISDA 2016 Bail-in Article 55 BRRD Protocol (Dutch/French/German/Irish/Italian/Luxembourg/Spanish/UK

entity-in-resolution version) are incorporated into and form part of the Agreement, provided that the definition of “UK Bail-in Power” in the Attachment shall be deleted and replaced with the following definition:

“UK Bail-in Power” means any write-down or conversion power existing from time to time (including, without limitation, any power to amend or alter the maturity of eligible liabilities of an institution under resolution or amend the amount of interest payable under such eligible liabilities or the date on which interest becomes payable, including by suspending payment for a temporary period) under, and exercised in compliance with, any laws, regulations, rules or requirements (together, the “UK Regulations”) in effect in the United Kingdom, including but not limited to, the Banking Act 2009 as amended from time to time, and the instruments, rules and standards created thereunder, pursuant to which the obligations of a regulated entity (or other affiliate of a regulated entity) can be reduced (including to zero), cancelled or converted into shares, other securities, or other obligations of such regulated entity or any other person.

A reference to a “regulated entity” is to any BRRD Undertaking as such term is defined under the PRA Rulebook promulgated by the United Kingdom Prudential Regulation Authority or to any person falling within IFPRU 11.6, of the FCA Handbook promulgated by the United Kingdom Financial Conduct Authority, both as amended from time to time, which includes, certain credit institutions, investment firms, and certain of their parent or holding companies.

The Agreement shall be deemed a “Protocol Covered Agreement” for the purposes of the Attachment and the Implementation Date for the purposes of the Attachment shall be deemed to be the date of this Confirmation. In the event of any inconsistencies between the Attachment and the other provisions of the Agreement, the Attachment will prevail.

48.
Contractual Recognition of UK Stay Resolution. Notwithstanding anything contained in the Agreement, the parties agree that the provisions of the 2020 UK (PRA Rule) Jurisdictional Module (the “UK Module”) published by the International Swaps and Derivatives Association, Inc. on 22 December 2020, as amended from time to time, shall be deemed to be incorporated into the Agreement as if references in those provisions to “Covered Agreement” were references to the Agreement, and on the basis that: (i) Dealer shall be treated as a “Regulated Entity” and as a “Regulated Entity Counterparty” with respect to Counterparty, (ii) Counterparty shall be treated as a “Module Adhering Party”, and (iii) references to the “Implementation Date” in the UK Module shall be deemed to be the date of this Confirmation.]31
49.
[Canadian Resolution Stay Protocol. With respect to this Confirmation, each party agrees to the application of subsections 39.15(7.1) to (7.104) and (7.11) of the Canada Deposit Insurance Corporation Act, RSC, 1985, c. C-3 in relation to the actions that the parties may take.]32

[Signature Page Follows]

31 Provisions for Barclays

32 Provision for BMO

Counterparty hereby agrees (a) to check this Master Confirmation carefully and promptly upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty hereunder, by manually signing this Master Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and promptly returning an executed copy to us.

Yours faithfully,

[Dealer]

By:

Name:

Title:

Agreed and accepted by:

EQUITY RESIDENTIAL

By:

Name:

Title:

Agreed and accepted with respect to Sections 5 (introductory paragraph) and 9 hereof and Annex A hereto by:

ERP OPERATING LIMITED PARTNERSHIP

By: EQUITY RESIDENTIAL, its general partner

By:

Name:

Title:

[Signature Page to Master Confirmation]

ANNEX A

PRIVATE PLACEMENT PROCEDURES

If Counterparty delivers Unregistered Settlement Shares pursuant to Section 12 above (a “Private Placement Settlement”), then:

1.
all Unregistered Settlement Shares shall be delivered to Dealer (or any affiliate of Dealer designated by Dealer) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof; provided that if, on or before the date that a Private Placement Settlement would occur, Counterparty or the Operating Partnership has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(a)(2) of the Securities Act for the sale by Counterparty to Dealer (or any Affiliate designated by Dealer) of the Unregistered Settlement Shares or the exemption pursuant to Section 4(a)(1) or Section 4(a)(3) of the Securities Act for resales of the Unregistered Settlement Shares by Dealer (or any such Affiliate of Dealer) or Counterparty fails to deliver the Unregistered Settlement Shares when due or otherwise fails to perform obligations within its control in respect of a Private Placement Settlement, it shall be an Event of Default with respect to Counterparty and Section 6 of the Agreement shall apply;
2.
as of or prior to the date of delivery, Dealer and any potential purchaser of any such shares from Dealer (or any affiliate of Dealer designated by Dealer) identified by Dealer shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for private placements of equity securities of similar size (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them); provided that prior to receiving or being granted access to any such information, Dealer, such affiliate of Dealer or such potential purchaser, as the case may be, may be required by Counterparty to enter into a customary nondisclosure agreement with Counterparty in respect of any such due diligence investigation;
3.
as of the date of delivery, Counterparty and the Operating Partnership shall enter into an agreement (a “Private Placement Agreement”) with Dealer (or any affiliate of Dealer designated by Dealer) in connection with the private placement of such shares by Counterparty to Dealer (or any such affiliate) and the private resale of such shares by Dealer (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities of similar size by issuers of comparable size to Counterparty and in the same industry as Counterparty, in form and substance commercially reasonably satisfactory to Dealer, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating, without limitation, to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates and obligations to use commercially reasonable efforts to obtain customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters, to the extent appropriate and customary for private placements of equity securities of similar size by issuers similar to Counterparty and in the same industry as Counterparty, and shall provide for the payment by Counterparty of all commercially reasonable fees and expenses in connection with such resale, including all commercially reasonable fees and expenses of counsel for Dealer, and shall contain customary representations, warranties, covenants and agreements of Counterparty reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales; and
4.
in connection with the private placement of such shares by Counterparty to Dealer (or any such affiliate) and the private resale of such shares by Dealer (or any such affiliate), Counterparty shall, if so requested by Dealer, prepare, in cooperation with Dealer, a private placement memorandum customary for private placements of equity securities of similar size by issuers similar to Counterparty, in form and substance reasonably satisfactory to Dealer.

In the case of a Private Placement Settlement, Dealer shall, in its good faith discretion, adjust the amount of Unregistered Settlement Shares to be delivered to Dealer hereunder in a commercially reasonable manner to reflect the fact that such Unregistered Settlement Shares may not be freely returned to securities lenders by Dealer and may only be saleable by Dealer at a discount to reflect the lack of liquidity in Unregistered Settlement Shares.

If Counterparty delivers any Unregistered Settlement Shares in respect of a Transaction, Counterparty agrees that (i) such Shares may be transferred by and among Dealer and its affiliates and (ii) after the applicable “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed after the applicable Settlement Date, Counterparty shall promptly remove, or cause the transfer agent for the Shares to remove, any legends referring to any transfer restrictions from such Shares upon delivery by Dealer (or such affiliate of Dealer) to Counterparty or such

Annex A - 1

transfer agent of any seller’s and broker’s representation letters customarily delivered by Dealer or its affiliates in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, each without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer (or such affiliate of Dealer).

Annex A - 2

EXHIBIT A

SUPPLEMENTAL CONFIRMATION

To: Equity Residential

From: [Dealer]

Re: Issuer Share Forward Sale Transaction

Date: [ ], 20[ ]

Ladies and Gentlemen:

The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between [•] (“Dealer”) and Equity Residential (“Counterparty”) (together, the “Contracting Parties”) on the Trade Date specified below. This Supplemental Confirmation is a binding contract between Dealer and Counterparty as of the relevant Trade Date for the Transaction referenced below.

1.
This Supplemental Confirmation supplements, forms part of, and is subject to the Master Confirmation dated as of May 15, 2025 (the “Master Confirmation”) between the Contracting Parties, as amended and supplemented from time to time. All provisions contained in the Master Confirmation govern this Supplemental Confirmation except as expressly modified below.
2.
The terms of the Transaction to which this Supplemental Confirmation relates are as follows:

Trade Date: [ ], 20[ ]

Effective Date: [ ], 20[ ]

Maturity Date: [ ], 20[ ]

Number of Shares: [ ]

Initial Forward Price: USD [ ]

Spread: [ . ]%

Volume-Weighted Hedge Price: USD [ ]

Threshold Price: USD [ ]

Initial Stock Loan Rate: [ ] basis points per annum

Maximum Stock Loan Rate: [ ] basis points per annum

Threshold Number of Shares: [ ]

Exhibit A - 1

Counterparty hereby agrees (a) to check this Supplemental Confirmation carefully and promptly upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty hereunder, by manually signing this Supplemental Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and promptly returning an executed copy to us.

Yours faithfully,

[Dealer]

By:

Name:

Title:

Agreed and accepted by:

EQUITY RESIDENTIAL

By:_________________

Name: ______________

Title: _______________

Exhibit A - 2

Schedule I

FORWARD PRICE REDUCTION AMOUNTS

Forward Price Reduction Date:	Forward Price Reduction Amount:
Trade Date	USD 0.00
[ ], 20[ ]	USD[ ]
[ ], 20[ ]	USD[ ]
……..	……..
[ ], 20[ ]	USD[ ]

REGULAR DIVIDEND AMOUNTS

[For any calendar quarter ending on or prior to [•]:	USD[ ]
For any calendar quarter ending after [•]:	USD[ ]]

Schedule I - 1